Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

AMONG

B/E AEROSPACE, INC.,

AND

KLX INC.

Dated as of [                        ], 2014

i

ii

Section 12.13	Governing Law	53
Section 12.14	Waiver of Jury Trial	53
Section 12.15	Survival of Covenants	53
Section 12.16	Counterparts	53

SCHEDULES

Schedule 1.01(a)	B/E Assets
Schedule 1.01(b)	B/E Group
Schedule 1.01(c)	B/E Liabilities
Schedule 1.01(d)	B/E Litigation Matters
Schedule 1.01(e)	Continuing Arrangements
Schedule 1.01(f)	Intercompany Balances
Schedule 1.01(g)	KLX Assets
Schedule 1.01(h)	KLX Group
Schedule 1.01(i)	KLX Liabilities
Schedule 1.01(j)	KLX Litigation Matters
Schedule 1.01(k)	KLX Transaction Costs
Schedule 2.01(a)	Internal Separation
Schedule 2.01(c)	Shared Contracts
Schedule 2.08(a)	KLX Guarantees and Obligations
Schedule 2.08(d)	B/E Guarantees and Obligations
Schedule 8.10(c)(i)	B/E Claims
Schedule 8.10(c)(ii)	KLX Claims
Schedule 8.10(c)(iii)	Joint B/E and KLX Claims

EXHIBITS

Exhibit 1.01(a)	Form of Employee Matters Agreement
Exhibit 1.01(b)	Form of IT Services Agreement
Exhibit 1.01(c)	Form of Tax Sharing and Indemnification Agreement
Exhibit 1.01(d)	Form of Transition Services Agreement

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SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of [                      ], 2014, by and between B/E AEROSPACE, INC., a corporation organized under the laws of the State of Delaware (“B/E”), and KLX INC., a newly formed corporation organized under the laws of the State of Delaware (“KLX”) and directly wholly-owned by B/E.  Each of B/E and KLX is sometimes referred to herein as a “Party” and together, as the “Parties”.

WHEREAS, B/E, directly and through its various Subsidiaries, is engaged in the Manufacturing Business and the CMS Business;

WHEREAS, the board of directors of B/E (the “Board”) has determined that it is in the best interests of B/E and its shareholders to separate B/E into two separate, publicly traded companies, which shall operate the Manufacturing Business and the CMS Business, respectively;

WHEREAS, in furtherance of the foregoing, the Board has determined that it is in the best interests of B/E to separate the Manufacturing Business from the CMS Business and that such separation is being carried out for valid and exigent corporate business purposes;

WHEREAS, in order to effect such separation, except as otherwise provided herein or in any Ancillary Agreement, B/E and certain of its Subsidiaries will participate in a series of transactions in the manner provided in this Agreement and the Ancillary Agreements whereby (i) B/E and/or one or more other members of the B/E Group will, collectively, retain or acquire beneficial ownership of all of the B/E Assets and Assume all of the B/E Liabilities and (ii) KLX and/or one or more other members of the KLX Group will, collectively, retain or acquire beneficial ownership of all of the KLX Assets and Assume all of the KLX Liabilities, as more fully described in this Agreement (such transactions (to the extent described on Schedule 2.01(a)), collectively, the “Internal Separation”);

WHEREAS, following the initial steps of the Internal Separation, B/E will transfer the CMS Business to KLX (the “Contribution”) in exchange for (i) additional KLX Common Stock and (ii) the Cash Proceeds (as such terms are defined below);

WHEREAS, in connection with the Contribution and the Distribution, B/E will repay certain indebtedness owed by B/E under B/E’s existing bonds in part with proceeds received in connection with the Contribution from KLX and borrowed by KLX through a bond offering (the “Debt Repayment”);

WHEREAS, following the Internal Separation and the Contribution, B/E currently intends that, on the Distribution Date, B/E will distribute to the holders of issued and outstanding B/E Shares on a pro rata basis (in each case without consideration being paid by such shareholders), through a spin-off, all of the outstanding shares of common stock, par value $0.01 per share, of KLX (the “KLX Common Stock”), as more fully described in this Agreement and the Ancillary Agreements (the “Distribution”);

WHEREAS, (i) the Parties intend that the Contribution and the Distribution qualify as a reorganization under Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”) in which no gain or loss is recognized by B/E, and (ii) this Agreement is intended to be, and is hereby adopted as, a plan of reorganization under Section 368 of the Code with each of B/E and KLX as a party to the reorganization;

WHEREAS, the Distribution is intended to qualify for non-recognition of gain or loss to holders of B/E Shares under Section 355 of the Code;

WHEREAS, the Debt Repayment is intended to qualify as a transfer under Section 361(b) of the Code such that no gain is recognized upon the receipt of the Cash Proceeds by B/E in connection with the Contribution; and

WHEREAS, the Parties have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Separation Transaction and to set forth certain other agreements that will govern certain matters relating to the relationship of B/E, KLX and their respective Subsidiaries following the Distribution;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, B/E and KLX hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01                             Certain Defined Terms.  For purposes of this Agreement:

“Action” means any demand, action, claim, counterclaim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation, of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise), in each case, by or before any Governmental Entity or any arbitration or mediation tribunal.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.  For the purposes of this definition, “control”, when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise.

“Agent” means the distribution agent to be appointed by B/E to distribute to the Record Holders, pursuant to the Distribution, the shares of KLX Common Stock held by B/E.

“Ancillary Agreements” means the Transfer Documents, the Transition Services Agreement, the IT Services Agreement, the Tax Sharing Agreement and the Employee Matters Agreement.

“Assets” means, with respect to any Person, all assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, or accrued or contingent, in each case, whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of such Person, including the following:

(i)                                     all accounting and other legal and business books, records, ledgers and files, whether printed, electronic or written;

(ii)                                  all apparatuses, computers and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, vessels, motor vehicles, aircraft and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(iii)                               all inventories of products, goods, materials, parts, raw materials, components, packaging, ingredients and supplies, in each case, whether finished or in process;

(iv)                              all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(v)                                 (A) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, (B) all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, (C) all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person, and (D) all other investments in securities of any Person, and all rights as a partner, joint venturer or participant;

(vi)                              all Contracts, including leases of personal property, open purchase orders for raw materials, packaging, ingredients, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts or commitments and all rights arising thereunder;

(vii)                           all deposits, letters of credit and performance and surety bonds;

(viii)                        all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(ix)                              all Intellectual Property;

(x)                                 all Software;

(xi)                              all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor and customer drawings, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(xii)                           all prepaid expenses, trade accounts and other accounts and notes receivables;

(xiii)                        all claims, rights or benefits against any Person arising from the ownership of any Asset or pursuant to any Action, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent, whether in tort, contract or otherwise and whether arising by counterclaim or otherwise;

(xiv)                       all rights under insurance Policies and all rights in the nature of insurance, indemnification or contribution;

(xv)                          all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity and all pending applications therefor;

(xvi)                       all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements, whether denominated in U.S. dollars or otherwise;

(xvii)                    all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar Contracts or arrangements; and

(xviii)                 all goodwill as a going concern and other intangible properties.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York.

“B/E Assets” means:

(i)                                     the ownership interests in those Persons that are included in the definition of the B/E Group and all of the Assets owned or held by such Persons (other than any Assets that constitute KLX Assets);

(ii)                                  all B/E Contracts and any rights or claims arising thereunder;

(iii)                               any rights or claims or contingent rights or claims primarily relating to or arising from the Manufacturing Business;

(iv)                              any and all Assets reflected on the B/E Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for B/E or any member of the B/E Group subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet; provided, however, that to the extent any Assets or Liabilities are Transferred by KLX or any member of the KLX Group to B/E or any member of the B/E Group or vice versa in connection with the Internal Separation and on or prior to the Distribution Date, such Assets and/or Liabilities shall be deemed to be included or excluded from the B/E Balance Sheet, as the case may be;

(v)                                 subject to ARTICLE IX, any rights of any member of the B/E Group under any Policies, including any rights thereunder arising after the Distribution Date in respect of any Policies that are occurrence policies;

(vi)                              all B/E Claims and, to the extent relating to the Manufacturing Business, Joint B/E and KLX Claims; and

(vii)                           the Assets set forth in Schedule 1.01(a) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to B/E or any other member of the B/E Group.

Notwithstanding the foregoing, the B/E Assets shall not include any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the KLX Group.

“B/E Balance Sheet” means the condensed consolidated balance sheet of the B/E Group, as of September 30, 2014, including the notes thereto, as filed with the SEC in B/E’s Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2014.

“B/E Contracts” means the following Contracts to which B/E or any of its Affiliates is a party as of the date hereof or by which it or any of its Affiliates as of the date hereof or any of their respective Assets is bound:

(i)                                     any Contract that relates primarily to the Manufacturing Business; and

(ii)                                  any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.01(c)) or any of the Ancillary Agreements to be assigned to any member of the B/E Group.

“B/E Disclosure Sections” means all information set forth in or omitted from the Form 10 or Information Statement to the extent relating to (a) the B/E Group, (b) the B/E Liabilities, (c) the B/E Assets or (d) the substantive disclosure set forth in the Form 10 relating to the Board’s consideration of the Separation Transaction and the Distribution, including the section entitled “The Spin-Off—Reasons for the Spin-Off”.

“B/E Group” means B/E, each Person that will be a Subsidiary of B/E immediately following the Distribution, including the entities set forth on Schedule 1.01(b), and each Person that becomes a Subsidiary of B/E after the Distribution, including in each case any Person that is merged or consolidated with and into B/E or any Subsidiary of B/E.

“B/E Indemnitees” means each member of the B/E Group and each of their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing, other than the KLX Indemnitees.

“B/E Liabilities” means:

(i)                                     any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (other than Taxes as provided for in the Tax Sharing

Agreement) (or the Schedules hereto or thereto, including Schedule 1.01(c)) as Liabilities to be Assumed by any member of the B/E Group, and all obligations and Liabilities expressly Assumed by any member of the B/E Group under this Agreement or any of the Ancillary Agreements (other than the Tax Sharing Agreement);

(ii)                                  any and all Liabilities to the extent relating to, arising out of or resulting from:

(A)                               the operation or conduct of the Manufacturing Business prior to, on or after the Effective Time (including any such Liability to the extent relating to, arising out of or resulting from any act or failure to act by any Representative (whether or not such act or failure to act is or was within such Person’s authority) with respect to the Manufacturing Business);

(B)                               the operation or conduct of any business conducted by any member of the B/E Group at any time after the Effective Time (including any such Liability to the extent relating to, arising out of or resulting from any act or failure to act by any Representative (whether or not such act or failure to act is or was within such Person’s authority) with respect to the Manufacturing Business);

(C)                               any B/E Assets, whether arising before, on or after the Effective Time;

(D)                               any terminated or divested Person, business or operation formerly and primarily owned or managed by or associated with B/E or any Manufacturing Business;

(E)                                any indebtedness (including debt securities and asset-backed debt) of any member of the B/E Group or indebtedness (regardless of the issuer of such indebtedness) exclusively relating to the Manufacturing Business or any indebtedness (regardless of the issuer of such indebtedness) secured exclusively by any of the B/E Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such); and

(F)                                 any B/E Litigation Matter, any Future B/E Litigation Matter and, to the extent relating to the Manufacturing Business, any Future Joint Litigation Matter; and

(iii)                               all Liabilities reflected as liabilities or obligations on the B/E Balance Sheet or the accounting records supporting such balance sheet, and all Liabilities arising or Assumed after the date of such balance sheet which, had they arisen or been Assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet or such records if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the B/E Balance Sheet.

Notwithstanding anything to the contrary herein, the B/E Liabilities shall not include any KLX Liabilities.

“B/E Litigation Matters” means the Actions set forth in Schedule 1.01(d) and any other Actions primarily related to the B/E Assets or B/E Liabilities commenced on or before the Distribution Date.

“B/E Senior Unsecured Notes” means (i) the 5.25% Senior Unsecured Notes due 2022 issued by B/E and (ii) the 6.875% Senior Unsecured Notes due 2020 issued by B/E.

“B/E Shares” means the shares of common stock, par value $0.01 per share, of B/E.

“Cash Proceeds” means the cash proceeds received by B/E from KLX as partial consideration for the Contribution.

“CMS Business” means the business of the distribution of aerospace fasteners and consumables and the provision of logistics and technical services, in each case to the airline, aerospace and energy services industries.

“Confidential Information” means confidential or proprietary Information concerning a Party and/or any other member of such Party’s Group which, prior to or following the Effective Time, has been disclosed by a Party or any other member of such Party’s Group to another Party or any other member of such Party’s Group, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other Party or any other member of such Party’s Group, including pursuant to the provisions of Section 8.01, 8.02 or 8.03 or any other provision of this Agreement (except to the extent that such Information can be shown to have been (i) in the public domain through no fault of such Party or any other member of such Party’s Group or (ii) lawfully acquired from other sources by such Party or any other member of such Party’s Group to which it was furnished; provided, however, in the case of clause (ii) that, to the knowledge of the Party or other member of such Party’s Group to which such Information was furnished, such sources did not provide such Information in breach of any confidentiality obligations).

“Consents” means any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Entity, in each case, in connection with the transactions contemplated hereby.

“Continuing Arrangements” means those arrangements set forth in Schedule 1.01(e) and such other commercial arrangements between the Parties that are intended to survive and continue following the Effective Time.

“Contract” means any agreement, contract, obligation, covenant, license, indenture, instrument, lease, arrangement, commitment or undertaking (whether written or oral and whether express or implied).

“Disclosure Documents” means any registration statement or other document (including the Form 10) filed with the SEC by or on behalf of any Party or any of its controlled Affiliates in connection with the transactions contemplated hereby, and also includes any information statement, prospectus, offering memorandum, offering circular (including any franchise offering circular or any similar disclosure statement), or similar disclosure document, whether or not filed with the SEC or any other Governmental Entity related to the transactions contemplated hereby, which offers for sale or registers the transfer or distribution of any security of such Party or any of its controlled Affiliates.

“Distribution Date” means the date on which the Distribution occurs.

“Distribution Record Date” means the close of business on the date to be determined by the Board as the record date for determining the B/E Shares in respect of which shares of KLX Common Stock will be distributed pursuant to the Distribution.

“Effective Time” means 11:59 p.m., Eastern time, on the Distribution Date.

“Employee Matters Agreement” means the Employee Matters Agreement between B/E and KLX, substantially in the form of attached hereto as Exhibit 1.01(a).

“Employment Contract” means any written Contract between a Party or any member of its Group and a current or former employee of any such Party or member of its Group.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Existing B/E Indebtedness” means all of the outstanding indebtedness of B/E owed to third-party lenders as of the Distribution Date represented by the B/E Senior Unsecured Notes.

“Final Determination” shall have the meaning set forth in the Tax Sharing Agreement.

“Form 10” means the registration statement on Form 10 filed by KLX with the SEC to effect the registration of KLX Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.

“Governmental Approvals” means any notice or report to be submitted to, or other filing to be made with, or any consent, registration, approval, permit or authorization to be obtained from, any Governmental Entity, in each case in connection with the transactions contemplated hereby.

“Governmental Entity” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, department, board, bureau, commission or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

“Group” means the B/E Group or the KLX Group, as the context may require.

“Indemnifiable Loss” means any and all damages, losses, Liabilities, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding special, consequential, indirect and punitive damages (other than special, consequential, indirect and/or punitive damages awarded to any third party against an indemnified party) and excluding Taxes.

“Information” means all information, whether or not patentable, copyrightable or protectable as a trade secret, in written, oral, electronic, visual or other tangible or intangible form, stored in any medium now known or yet created, including studies, reports, Records, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding, and other technical, financial, employee or business information or data, documents, correspondence, materials and files.

“Information Statement” means the Information Statement attached as an exhibit to the Form 10 to be sent to the holders of B/E Shares in connection with the Distribution, as such Information Statement may be amended from time to time.

“Insurance Proceeds” means those monies (i) received by an insured (or its successor-in-interest) from an insurance carrier; (ii) paid by an insurance carrier on behalf of an insured (or its successor-in-interest); or (iii) received (including by way of set-off) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability, in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments), net of any deductibles, retentions, or costs or expenses incurred in the collection thereof.

“Intellectual Property” means (i) patents and patent applications; (ii) Trademarks; (iii) copyrights and design rights, including registrations and applications for registration thereof; (iv) database rights; and (v) confidential and proprietary information, including trade secrets and know-how.

“Intercompany Balances” means all current ordinary course of business intercompany accounts receivable, accounts payable and corporate cross-charges balances (including amounts arising under any Continuing Arrangement), as of the date hereof, between any member of the KLX Group, on the one hand, and any member of the B/E Group, on the other hand, excluding those loans, interest accrued thereon and any other balances set forth in Schedule 1.01(f).

“IT Services Agreement” means the IT Services Agreement between B/E and KLX, substantially in the form attached hereto as Exhibit 1.01(b).

“KLX Assets” means:

(i)                                     the ownership interests in those Persons that are included in the definition of the KLX Group and all of the Assets owned or held by such Persons;

(ii)                                  all KLX Contracts and any rights or claims arising thereunder;

(iii)                               any rights or claims or contingent rights or claims primarily relating to or arising from the CMS Business;

(iv)                              any and all Assets reflected on the KLX Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for KLX or any member of the KLX Group subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet; provided that to the extent any Assets or Liabilities are Transferred by B/E or any member of the B/E Group to KLX or any member of the KLX Group or vice versa in connection with the Internal Separation and on or prior to the Distribution Date, such Assets and/or Liabilities shall be deemed to be included or excluded from the KLX Balance Sheet, as the case may be;

(v)                                 subject to ARTICLE IX, any rights of any member of the KLX Group under any Policies, including any rights thereunder arising after the Distribution Date in respect of any Policies that are occurrence policies;

(vi)                              all KLX Claims and, to the extent relating to the CMS Business, Joint B/E and KLX Claims; and

(vii)                           the Assets set forth in Schedule 1.01(g) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to KLX or any other member of the KLX Group.

Notwithstanding the foregoing, the KLX Assets shall not include any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the B/E Group.

“KLX Balance Sheet” means the condensed combined balance sheets of the KLX Group, including the notes thereto, as of September 30, 2014, as included in the Information Statement filed with the SEC.

“KLX Contracts” means the following Contracts to which any member of the B/E Group or any member of the KLX Group is a party or by which any member of the B/E Group or any member of the KLX Group or any of their respective Assets is bound:

(i)                                     any Contract that relates primarily to the CMS Business; and

(ii)                                  any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.01(c)) or any of the Ancillary Agreements to be assigned to any member of the KLX Group.

“KLX Group” means KLX, each Person that will be a Subsidiary of KLX immediately prior to the Distribution, including the entities set forth on Schedule 1.01(h), and each Person that becomes a Subsidiary of KLX after the Distribution, including in each case any Person that is merged or consolidated with and into KLX or any Subsidiary of KLX.

“KLX Indemnitees” means each member of the KLX Group and each of their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing, other than the B/E Indemnitees.

“KLX Intellectual Property” means the all Intellectual Property owned by a member of the KLX Group and all Intellectual Property that a member of the KLX Group is licensed to use pursuant to a license from any other Person.

“KLX Liabilities” means:

(i)                                     any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (other than Taxes as provided for in the Tax Sharing Agreement) (or the Schedules hereto or thereto, including Schedule 1.01(i)) as Liabilities to be Assumed by any member of the KLX Group, and all obligations and Liabilities expressly Assumed by any member of the KLX Group under this Agreement or any of the Ancillary Agreements (other than the Tax Sharing Agreement);

(ii)                                  any and all Liabilities to the extent relating to, arising out of or resulting from:

(A)                               the operation or conduct of the CMS Business prior to, on or after the Effective Time (including any such Liability to the extent relating to, arising out of or resulting from any act or failure to act by any Representative (whether or not such act or failure to act is or was within such Person’s authority) with respect to the CMS Business);

(B)                               the operation or conduct of any business conducted by any member of the KLX Group at any time after the Effective Time (including any such Liability to the extent relating to, arising out of or resulting from any act or failure to act by any Representative (whether or not such act or failure to act is or was within such Person’s authority) with respect to the CMS Business);

(C)                               any KLX Assets, whether arising before, on or after the Effective Time;

(D)                               any terminated or divested Subsidiary or other Person (other than any individual), business or operation formerly and primarily owned or managed by or associated with KLX or any CMS Business;

(E)                                any indebtedness (including debt securities and asset-backed debt) of any member of the KLX Group or indebtedness (regardless of the issuer of such indebtedness) exclusively relating to the CMS Business or any indebtedness (regardless of the issuer of such indebtedness) secured exclusively by any of the KLX Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such); and

(F)                                 any KLX Litigation Matter, Future KLX Litigation Matter and, to the extent relating to the CMS Business, any Future Joint Litigation Matter;

(iii)                               all Liabilities to the extent relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, the Form 10 and any other documents filed with the SEC in connection with the transactions contemplated hereby, other than with respect to the B/E Disclosure Sections; and

(iv)                              all Liabilities reflected as liabilities or obligations on the KLX Balance Sheet or the accounting records supporting such balance sheet, and all Liabilities arising or Assumed after the date of such balance sheet which, had they arisen or been Assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet or such records if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the KLX Balance Sheet.

Notwithstanding anything to the contrary herein, the KLX Liabilities shall not include any B/E Liabilities.

“KLX Litigation Matters” means the Actions set forth in Schedule 1.01(j) and any other Actions primarily related to the KLX Assets or KLX Liabilities commenced on or before the Distribution Date.

“KLX Names and Marks” means, collectively, any Trademark included in the KLX Intellectual Property and/or KLX Assets, any variation or acronym thereof, or any Trademark or other identifier of source or goodwill containing, incorporating or associated with any such Trademark.

“KLX Transaction Costs” means the categories of out-of-pocket transaction costs and expenses incurred by B/E, KLX or any member of their respective Groups in connection with the transactions contemplated hereby set forth in Schedule 1.01(k).

“Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, government approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Entity, whether now or hereinafter in effect and, in each case, as amended.

“Liabilities” means any and all claims, debts, demands, actions, causes of action, suits, damages, obligations, accruals, accounts payable, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make-whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action, threatened or contemplated Action or any award of any arbitrator or mediator of any kind, and those arising under any Contract (other than the Tax Sharing Agreement), including those arising under this Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of any Person. For the avoidance of doubt, Liabilities shall include attorneys’ fees, the costs and expenses of all assessments, judgments, settlements and compromises, and any and all other costs and expenses whatsoever reasonably incurred in connection with anything contemplated by the preceding sentence (including costs and expenses incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions).

“Manufacturing Business” means the aircraft cabin interior equipment design, development, manufacturing, certification and direct sales business.

“NASDAQ” means the registered national securities exchange operated by The NASDAQ Stock Market LLC.

“Person” means any natural person, firm, individual, corporation, trust, joint venture, association, company, limited liability company, general or limited partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

“Policies” means insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

“Pre-Separation Claims-Based Insurance Claim” means any claim made against the KLX Group or the B/E Group and reported to the applicable insurer(s) on or prior to the Distribution Date in respect of a wrongful act or omission occurring on or prior to the Distribution Date that results in a Liability under a “claims-made-based” insurance policy of the B/E Group in effect on or prior to the Distribution Date or any extended reporting period thereof.

“Pre-Separation Insurance Claim” means a (i) Pre-Separation Claims-Based Insurance Claim or (ii) Action (whether made prior to, on or following the Distribution Date) in respect of a Liability occurring on or prior to the Distribution Date under an “occurrence-based” insurance policy of any member of the B/E Group in effect on or prior to the Distribution Date.

“Records” means any Contracts, documents, books, records or files.

“Representatives” means, with respect to any Person, the employees, officers, directors, agents, representatives, advisors, independent contractors and consultants of such Person.

“SEC” means the United States Securities and Exchange Commission or any successor agency thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding (i) restrictions on transfer under securities Laws and (ii) licenses of Intellectual Property.

“Separation Transaction” means the Internal Separation and the Contribution.

“Software” means all computer programs, applications and code (including source code and object code), and all media and documentation (including user manuals and training materials) relating to or embodying any of the foregoing or on which any of the foregoing are recorded.

“Subsidiary” means, with respect to any Person, (i) a corporation, 50% or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns 50% or more of the equity economic interest thereof or has the power to elect or direct the election of 50% or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

“Tax” shall have the meaning set forth in the Tax Sharing Agreement.

“Tax Return” shall have the meaning set forth in the Tax Sharing Agreement.

“Tax Sharing Agreement” means the Tax Sharing and Indemnification Agreement between B/E and KLX, substantially in the form attached hereto as Exhibit 1.01(c).

“Trademarks” means trademarks, service marks, trade names, trade dress and Internet domain names, and registrations and applications for registration thereof, together with the goodwill associated therewith.

“Transaction Costs” means all out-of-pocket costs and expenses incurred by B/E, KLX or any member of their respective Groups in connection with the transactions contemplated hereby, other than the KLX Transaction Costs.

“Transfer Documents” means, collectively, the various Contracts and other documents heretofore entered into and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, which may include one or more contribution agreements, which shall be, as applicable, in such form or forms as the applicable parties thereto agree.

“Transition Services Agreement” means the Transition Services Agreement between B/E and KLX, substantially in the form attached hereto as Exhibit 1.01(d).

The following terms have the meanings set forth in the Sections below:

Definition	Location

“Agreement”	Preamble
“Agreement Disputes”	10.01
“Assume”, “Assumed” or “Assumption”	2.02
“Audited Party”	5.02(c)
“B/E”	Preamble
“B/E Claims”	8.10(c)
“B/E Names and Marks”	6.01(a)
“Board”	Recitals
“Code”	Recitals
“Contribution”	Recitals
“Corporate Name”	6.01(b)
“Debt Repayment”	Recitals
“Distribution”	Recitals
“Escalation Notice”	10.02(a)
“Existing Stock”	6.01(d)
“Future B/E Litigation Matter”	8.10(b)(i)
“Future Joint Litigation Matters”	8.10(b)(iii)
“Future KLX Litigation Matter”	8.10(b)(ii)
“Indemnifying Party”	7.04(b)
“Indemnitee”	7.04(b)
“Indemnity Payment”	7.06(a)
“Internal Control Audit and Management Assessments”	5.02(b)
“Internal Separation”	Recitals
“Joint B/E and KLX Claims”	8.10(c)
“KLX”	Preamble
“KLX Claims”	8.10(c)
“KLX Common Stock”	Recitals
“Memorabilia”	6.03
“Other Party’s Auditors”	5.02(b)
“Party”	Preamble
“Record Holders”	4.01(b)
“Shared Contract”	2.01(c)(i)
“Third Party Claim”	7.04(b)
“Transfer” or “Transferred”	2.01(a)(i)

Section 1.02                             Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)                                 when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)                                 the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)                                  whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)                                 the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)                                  all terms defined in this Agreement have the defined meanings when used in any Ancillary Agreement, or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)                                   the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; and

(g)                                  references to a Person are also to its successors and permitted assigns.

ARTICLE II

ASSET TRANSFERS; ASSUMPTION OF LIABILITIES; CONTRIBUTION

Section 2.01                             Transfer of Assets.

(a)                                 On or prior to the Effective Time and to the extent not already completed:

(i)                                     B/E shall, on behalf of itself and the other members of the B/E Group, as applicable, transfer, contribute, assign and convey or cause to be transferred, contributed, assigned and conveyed (“Transfer”) to KLX or another member of the KLX Group all of its and its Subsidiaries’ right, title and interest, if any and to the extent of such right, title and interest, in and to the KLX Assets owned or held by a member of the B/E Group immediately prior to the Distribution, including taking the actions necessary to consummate the transactions set forth in Schedule 2.01(a); and

(ii)                                  B/E and KLX shall, on behalf of itself and the other members of the KLX Group, as applicable, Transfer (or cause to be Transferred) to B/E or another member of the B/E Group all of KLX’s and KLX’s Subsidiaries’ right, title and interest, if any and to the extent of such right, title and interest, in and to the B/E Assets owned or held by a member of the KLX Group immediately prior to the Distribution, including taking the actions necessary to consummate the transactions set forth in Schedule 2.01(a).

(b)                                 Unless otherwise agreed to by the Parties, each of B/E and KLX shall be entitled to designate the Subsidiary or other Person within such Party’s respective Group to which any Assets are to be Transferred pursuant to this Section 2.01 or Section 2.04.

(c)                                  Without limiting the generality of the obligations set forth in Section 2.01(a) and 2.01(b):

(i)                                     Unless the Parties otherwise agree or the benefits of any Contract described in this Section 2.01(c) are expressly conveyed to the applicable Party pursuant to an Ancillary Agreement, to the extent any Contract is (1) a B/E Asset but inures in part to the benefit or burden of any member of the KLX Group or (2) a KLX Asset but inures in part to the benefit or burden of any member of the B/E Group, including those contracts listed in Schedule 2.01(c) (each, a “Shared Contract”), such Shared Contract shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each Party or the members of their respective Groups shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective businesses; provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract (including any Policy) which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the Parties thereto derive from such Shared Contract, the Parties shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause a member of the KLX Group or the B/E Group, as the case may be, to receive the benefit of that portion of each Shared Contract that relates to the CMS Business or the Manufacturing Business (to the extent so related) as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.01 and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.01.

(ii)                                  Each of B/E and KLX shall, and shall cause the respective members of its Group to, (A) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party not later than the Effective Time and (B) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (in the case of clauses (A) and (B), unless required by Tax Law or any other Law or the good faith resolution of a contest or other proceeding relating to Taxes), in which case the Group holding the Shared Contract will be indemnified by the other Group for any Taxes of the holding Group attributable to the Asset or Liability arising after the Effective Time).

(iii)                               Nothing in this Section 2.01(c) shall require any member of any Group to make any payment (except to the extent advanced, Assumed or agreed in advance to be reimbursed by any member of the other Group), incur any obligation or grant any concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.01(c), in each case, other than an incidental payment, obligation or concession.

(d)                                 The Parties agree to use their commercially reasonable efforts to ensure that the Transfer of the KLX Assets to KLX constitutes a transfer in a transaction which does not attract value-added tax (VAT) or similar taxes (a business as a going concern or similar exemption) for the purposes of the relevant legal provisions in each of the territories in which taxable supplies arise.

Section 2.02                             Assumption and Satisfaction of Liabilities.  Except as otherwise specifically set forth in any Ancillary Agreement, from and after the Effective Time, (a) B/E shall, or shall cause a member of the B/E Group to, accept, assume (or, as applicable, retain) and timely perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the B/E Liabilities and (b) KLX shall, or shall cause a member of the KLX Group to, Assume all the KLX Liabilities, in each case, regardless of (i) when or where such Liabilities arose or arise, (ii) whether the facts upon which they are based occurred prior to, on or subsequent to the Effective Time, (iii) where or against whom such Liabilities are asserted or determined and (iv) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the B/E Group or the KLX Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates.

Section 2.03                             Intercompany Balances.

(a)                                 All of the Intercompany Balances shall be settled by means of cash payments either prior to or after the Effective Time in the ordinary course of business.

(b)                                 All balances set forth on Schedule 1.01(f) shall be repaid, settled or otherwise eliminated at or prior to the Effective Time, by means of cash payments, a dividend, capital contribution, a combination of the foregoing or otherwise, as determined by B/E.

(c)                                  As between the Parties (and the other members of their respective Groups), all payments and reimbursements received after the Effective Time by any Party (whether received directly or indirectly through another member of such Party’s Group) that relate to a business, Asset or Liability of the other Party (or other member of its Group) shall be held by such Party in trust for the use and benefit of the Party entitled, directly or indirectly, thereto (at the expense of the Party so entitled) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay or shall cause the applicable member of its Group to pay over to the applicable Party (or, at the direction, in writing, of the applicable Party, to another member of such Party’s Group) the amount of such payment or reimbursement without right of set-off, net of any costs, including Tax costs, to the Party making such payment.

Section 2.04                             Transfers Not Effected on or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a)                                 In the event that it is discovered after the Distribution that there was an omission of (i) the Transfer by KLX (or other member of the KLX Group) or the Assumption by B/E (or other member of the B/E Group) of any B/E Asset or B/E Liability, as the case may be, (ii) the Transfer by B/E (or other member of the B/E Group) or the Assumption by KLX (or other member of the KLX Group) of any KLX Asset or KLX Liability, as the case may be, or (iii) the Transfer by one Party (or any other member of its Group) to, or the Assumption by, the other Party (or any other member of its Group) of any Asset or Liability, as the case may be, that, had the Parties given specific consideration to such Asset or Liability prior to the Distribution, would have otherwise been so Transferred or Assumed, as the case may be, pursuant to this Agreement or the Ancillary Agreements, the Parties shall use commercially reasonable efforts to promptly effect such Transfer or Assumption of such Asset or Liability.  Any Transfer or Assumption made pursuant to this Section 2.04(a) shall be treated by the Parties for all purposes as if it had occurred immediately prior to the Distribution, except as otherwise required by applicable Law.

(b)                                 In the event that it is discovered after the Distribution that there was (i) a Transfer by KLX (or other member of the KLX Group) or the Assumption by B/E (or other member of the B/E Group) of any KLX Asset or KLX Liability, as the case may be, or (ii) a Transfer by B/E (or other member of the B/E Group) or the Assumption by KLX (or other member of the KLX Group) of any B/E Asset or B/E Liability, as the case may be, the Parties shall use commercially reasonable efforts to promptly Transfer such Asset back to the Party (or other member of such Party’s Group) which made such erroneous Transfer or to rescind any Assumption of such Liability, as the case may be.  Any Transfer made or Assumption rescinded pursuant to this Section 2.04(b) shall be treated by the Parties for all purposes as if such Asset or Liability had never been originally Transferred or Assumed, as the case may be, except as otherwise required by applicable Law.

(c)                                  To the extent that any Transfers contemplated by this Agreement (other than any Transfer contemplated by Section 2.01(c)) shall not have been consummated on or prior to the Effective Time, the Parties shall cooperate to effect such Transfers as promptly as practicable following the Effective Time.  Nothing herein shall be deemed to require the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use commercially reasonable efforts following the Distribution Date to seek to obtain any necessary Consents or Governmental Approvals for the Transfer of all Assets and the Assumption of all Liabilities contemplated to be Transferred and Assumed pursuant to this Agreement.

(d)                                 In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the Effective Time (i) to the extent permitted by applicable Law, the Party whose Group retains such Asset shall thereafter hold, or cause the applicable member of its Group to hold, such Asset (at no net Tax cost to such Party or such member) for the use and benefit of the member of the other Group entitled thereto (at the expense of the member entitled thereto) to the extent related to such other Party’s business and (ii) to the extent permitted by applicable Law, the Party whose Group was intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the member of the other Group retaining such Liability (at no net Tax cost to such retaining member) for all amounts paid or incurred in connection with the retention of such Liability to the extent related to such other Party’s business.  In addition, the Party whose Group retains such Asset or Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to whose Group such Asset is to be Transferred or by the Party whose Group will Assume such Liability in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been Transferred or Assumed at the Effective Time and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the member or members of the B/E Group or the KLX Group entitled to the receipt of such Asset or required to Assume such Liability.  In furtherance of the foregoing, the Parties agree that, as of the Effective Time, each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement.

(e)                                  If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability contemplated by Section 2.04(c), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement and/or the applicable Ancillary Agreement.

(f)                                   The Person retaining any Asset or Liability due to any deferral of the Transfer of such Asset or any deferral of the Assumption of such contemplated by this Agreement or any Ancillary Agreement shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, Assumed, or agreed in advance to be reimbursed by the Person entitled to such Asset or the Person intended to be subject to such Liability and at no net Tax cost to such retaining Person, other than reasonable attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such Asset or the Person intended to be subject to such Liability.

(g)                      Each of B/E and KLX shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes (A) the deferred Assets as Assets having been Transferred to and owned by the Party entitled to such Assets not later than the Effective Time and (B) the deferred Liabilities as Liabilities having been Assumed and owed by the Person intended to be subject to such Liabilities not later than the Effective Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (in the case of clauses (i) and (ii), unless required by a Tax Law or any other Law or good faith resolution of a contest or proceeding relating to Taxes).

Section 2.05                             Transfer Documents.  In connection with, and in furtherance of, the Transfer of Assets and the acceptance and Assumption of Liabilities contemplated by this Agreement, to the extent necessary, the Parties shall execute or cause to be executed, on or prior to the Effective Time, the Transfer Documents reasonably necessary to evidence the valid and effective Assumption by the applicable Party or the other members of its Group of the B/E Liabilities or KLX Liabilities, as applicable, and the valid Transfer to the applicable Party or other member of such Party’s Group of all right, title and interest in and to the B/E Assets or the KLX Assets, as applicable, to be Transferred hereunder.

Section 2.06                             Further Assurances.

(a)                                 In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.04, each of the Parties shall cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) commercially reasonable efforts, on and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)                                 Without limiting the foregoing, on and after the Effective Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party from and after the Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby.

Section 2.07                             Contribution.  On the terms and subject to the conditions set forth in this Agreement (including this ARTICLE II), prior to the Distribution, B/E shall effect the Contribution.  In consideration for the Contribution, KLX shall (a) issue to B/E [•] shares of KLX Common Stock and (b) pay to B/E the Cash Proceeds.

Section 2.08                             Replacement of Guarantors and Obligors.

(a)                                 KLX shall (with the reasonable cooperation of B/E) use its commercially reasonable efforts to have any member of the B/E Group removed as guarantor of or obligor for any KLX Liability, including in respect of those guarantees and obligations set forth in Schedule 2.08(a), to the extent that they relate to KLX Liabilities.

(b)                                 On or prior to the Effective Time, to the extent required to obtain a release from a guaranty or obligation for any KLX Liability of any member of the B/E Group, the Parties shall cause a member of the KLX Group, as applicable, to either (i) execute a guaranty agreement in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement or (ii) execute an amendment to the agreement giving rise to such obligation in such form as is necessary to obtain such release, except to the extent that such existing guaranty or amendment contains representations, covenants or other terms or provisions either (1) with which KLX (or another member of the KLX Group, as applicable) would be reasonably unable to comply or (2) which would be reasonably expected to be breached.

(c)                                  If KLX is unable to obtain, or to cause to be obtained, any such required removal as set forth in Section 2.08(a) and Section 2.08(b), KLX shall, and shall cause the relevant KLX Group beneficiary and the other members of the KLX Group to, indemnify and hold harmless the B/E Group guarantor or obligor for any Liabilities arising from or relating thereto (in accordance with the provisions of ARTICLE VII) and shall or shall cause one of its Affiliates, as agent or subcontractor for such guarantor or obligor, to timely pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder.

(d)                                 B/E shall (with the reasonable cooperation of KLX) use its commercially reasonable efforts to have any member of the KLX Group removed as guarantor of or obligor for any B/E Liability, including in respect of the guarantees or obligations set forth in Schedule 2.08(d), to the extent that they relate to B/E Liabilities.

(e)                                  On or prior to the Effective Time, to the extent required to obtain a release from a guaranty or obligation for any B/E Liability of any member of the KLX Group, B/E shall cause a member of the B/E Group, as applicable, to either (i) execute a guaranty agreement in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement or (ii) execute an amendment to the agreement giving rise to such obligation in such form as is necessary to obtain such release, except to the extent that such guaranty or amendment contains representations, covenants or other terms or provisions either (1) with which B/E (or another member of the B/E Group, as applicable) would be reasonably unable to comply or (2) which would be reasonably expected to be breached.

(f)                                   If B/E is unable to obtain, or to cause to be obtained, any such required removal as set forth in Section 2.08(d) and Section 2.08(e), B/E shall, and shall cause the relevant B/E Group beneficiary and the other members of the B/E Group to, indemnify and hold harmless the KLX Group guarantor or obligor for any Liabilities arising from or relating thereto (in accordance with the provisions of ARTICLE VII) and shall or shall cause one of its Affiliates, as agent or subcontractor for such guarantor or obligor, to timely pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder.

Section 2.09                             Disclaimer of Representations and Warranties.  EACH OF B/E (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE B/E GROUP) AND KLX (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE KLX GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, ANY CONTINUING ARRANGEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS, ANY CONTINUING ARRANGEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES, INFORMATION OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY (OR OTHER MEMBER OF SUCH PARTY’S GROUP), OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY (OR OTHER MEMBER OF SUCH PARTY’S GROUP), OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED

HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.  EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT OR CONTINUING ARRANGEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS”, “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE), AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTION

Section 3.01                             Certificate of Incorporation; Bylaws.  On or prior to the Distribution Date, all necessary actions shall be taken to adopt the form of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws filed by KLX with the SEC as exhibits to the Form 10.

Section 3.02                             Directors.  On or prior to the Distribution Date, B/E shall take all necessary actions to cause the board of directors of KLX to consist of the individuals identified in the Information Statement as directors of KLX; provided, however, that to the extent required by any Law or requirement of NASDAQ or any other national securities exchange, as applicable, one independent director shall be appointed by the existing board of directors of KLX and begin his or her term prior to the Distribution and shall serve on KLX’s audit committee, compensation committee and nominating and corporate governance committee.

Section 3.03                             Resignations.  On or prior to the Distribution Date, (i) B/E shall cause all its employees and any employees of any member of the B/E Group (excluding any employees of any member of the KLX Group and except for Amin J. Khoury) to resign, effective as of no later than the Distribution Date, from all positions as officers or directors of any member of the KLX Group in which they serve and (ii) KLX shall cause all its employees and any employees of any member of the KLX Group (excluding Amin J. Khoury) to resign, effective as of the Distribution Date, from all positions as officers or directors of any members of the B/E Group.

Section 3.04                             Ancillary Agreements.  On or prior to the Distribution Date, each of B/E and KLX shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements and any other Contracts in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

ARTICLE IV

THE DISTRIBUTION

Section 4.01                             The Distribution.

(a)                                 KLX shall cooperate with B/E to accomplish the Distribution and shall, at the direction of B/E, promptly take any and all actions necessary or desirable to effect the Distribution.  B/E shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, distribution agent and financial, legal, accounting and other advisors for KLX.  B/E or KLX, as the case may be, will provide, or cause the applicable member of its Group to provide, to the Agent all share certificates and any documentation or information required in order to complete the Distribution.

(b)                                 Subject to the terms and conditions set forth in this Agreement, (i) after completion of the transactions set forth in Schedule 2.01(a) and the Contribution and on or prior to the Distribution Date, for the benefit of and distribution to the holders of issued and outstanding B/E Shares (other than shares of restricted stock issued pursuant to B/E equity plans) as of the Distribution Record Date (“Record Holders”), B/E will deliver to the Agent all of the issued and outstanding shares of KLX Common Stock then owned by B/E and book-entry authorizations for such shares and (ii) on the Distribution Date, B/E shall instruct the Agent to distribute, by means of a pro rata dividend, to each Record Holder (or such Record Holder’s bank or brokerage firm on such Record Holder’s behalf) electronically, by direct registration in book-entry form, the number of shares of KLX Common Stock to which such Record Holder is entitled based on a distribution ratio to be determined by B/E in its sole discretion.  The Distribution shall be effective at the Effective Time.  On or as soon as practicable after the Distribution Date, the Agent will mail to each Record Holder an account statement indicating the number of shares of KLX Common Stock that have been registered in book-entry form in the name of such Record Holder.

Section 4.02                             Fractional Shares.  Shareholders holding a number of shares of B/E Shares, on the Distribution Record Date, which would entitle such shareholders to receive less than one whole share of KLX Common Stock in the Distribution will receive cash in lieu of fractional shares.  Fractional shares of KLX Common Stock will not be distributed in the Distribution nor credited to book-entry accounts.  The Agent shall, as soon as practicable after the Distribution Date, (a) determine the number of whole shares and fractional shares of KLX Common Stock allocable to each Record Holder, (b) aggregate (as completely as possible) all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions, in each case, at then-prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests and (c) distribute to each such holder, or for the benefit of each beneficial owner, such holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of KLX Common Stock after making appropriate deductions for any amount required to be withheld under applicable Tax Law and less any brokers’ charges, commissions or transfer Taxes.  KLX shall bear the cost of brokerage fees incurred in connection with these sales of fractional shares, which sales shall occur as soon after the applicable Distribution Date as practicable and as determined by the Agent.  None of B/E, KLX or the Agent will guarantee any minimum sale price for the fractional shares of KLX Common Stock.  Neither B/E nor KLX will pay any interest on the proceeds from the sale of fractional shares.  The Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares.  Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold will be Affiliates of B/E or KLX.

Section 4.03                             Actions in Connection with the Distribution.

(a)                                 KLX shall file such amendments and supplements to the Form 10 as B/E may reasonably request and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to the Form 10 as may be required by the SEC or applicable securities Laws.  A member of the B/E Group, on behalf of KLX, shall mail to the Record Holders, at such time prior to the Distribution Date as B/E shall determine, the Information Statement included in the Form 10, as well as any other information concerning KLX, its business, operations and management, the transactions contemplated hereby and such other matters as B/E shall reasonably determine are necessary and as may be required by Law.

(b)                                 KLX shall cooperate with B/E in preparing, filing with the SEC and causing to become effective a registration statement or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.  Promptly after receiving a request from B/E, to the extent requested, KLX shall prepare and, in accordance with applicable Law, file with the SEC any such documentation that B/E determines is necessary or desirable to effectuate the Distribution, and B/E and KLX shall each use commercially reasonable efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(c)                                  KLX and B/E shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution.

(d)                                 KLX shall prepare and file, and shall use commercially reasonable efforts to have approved and made effective prior to the Distribution, an application for the listing of the KLX Common Stock to be distributed in the Distribution on NASDAQ, subject to official notice of issuance.

Section 4.04                             Distribution Date.  The consummation of the transactions provided for in this ARTICLE IV shall only be effected after the Distribution has been declared by the Board and after all of the conditions set forth in Section 4.05 shall have been satisfied or waived by B/E.  Notwithstanding the foregoing, at any time prior to the Distribution, B/E, in its sole and absolute discretion, may determine not to consummate the Distribution or may change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

Section 4.05                             Conditions to Distribution.  Subject to Section 4.04, the consummation of the Distribution shall be subject to the satisfaction or waiver of the following conditions which satisfaction or waiver shall be determined by B/E in its sole discretion and which conditions are for the sole benefit of the B/E Group and shall not give rise to or create any duty on the part of B/E or the Board to waive or not waive any such condition:

(a)                                 The Board, in its sole and absolute discretion, shall have authorized and approved the transactions contemplated hereby (including the transactions set forth in Schedule 2.01(a)) and not withdrawn such authorization and approval, shall be satisfied that the Distribution will be made out of surplus in accordance with Section 170 of the General Corporation Law of the State of Delaware and shall have declared the dividend of KLX Common Stock to B/E shareholders;

(b)                                 Each Ancillary Agreement shall have been executed by each party thereto;

(c)                                  The Form 10 shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Form 10 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

(d)                                 The KLX Common Stock to be delivered in the Distribution shall have been approved for listing on NASDAQ or another national securities exchange approved by B/E, subject to official notice of issuance;

(e)                                  The Internal Separation and the Contribution shall have been completed, including (i) the Transfer and Assumption of Assets and Liabilities referred to in Section 2.01 and Section 2.02, respectively, and (ii) the issuance and payment by KLX to B/E referred to in Section 2.07;

(f)                                   B/E shall have received the written opinion of Shearman & Sterling LLP, which shall remain in full force and effect at the time of the Distribution, to the effect that the Distribution, together with certain related transactions, will qualify as a tax-free reorganization for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, and such opinion shall be in form and substance satisfactory to B/E in its sole discretion;

(g)                                  The Information Statement shall have been mailed to the Record Holders;

(h)                                 KLX’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each in the form filed as exhibits to the Form 10, shall be in effect;

(i)                                     KLX’s board of directors shall consist of the individuals identified in the Information Statement as directors of KLX;

(j)                                    arrangements shall have been made to ensure that, except for Amin J. Khoury, (A) no individual who will be an officer or employee of KLX or any other member of the KLX Group immediately following the Distribution will remain a director, officer or employee of B/E or any other member of the B/E Group immediately following the Distribution, and (B) no individual who will be an officer or employee of B/E or any other member of the B/E Group immediately following the Distribution will remain a director or officer of KLX or any other member of the KLX Group immediately following the Distribution;

(k)                                 The financing transactions described in the Information Statement as contemplated to occur prior to the Distribution shall have been consummated on or prior to the Distribution;

(l)                                     No order, injunction or decree that would prevent the consummation of the Distribution shall be in effect by any Governmental Entity of competent jurisdiction, no other legal restraint or prohibition preventing consummation of the Distribution shall be in effect and no other event outside the control of B/E shall have occurred or failed to occur that would prevent the consummation of the Distribution;

(m)                             Any Governmental Approvals and other material Consents necessary to consummate the transactions contemplated hereby shall have been obtained and be in full force and effect; and

(n)                                 There shall not have occurred an event or development prior to the Distribution that, in the judgment of the Board, in its sole and absolute discretion, would result in the Distribution having a material adverse effect on B/E or B/E’s shareholders.

Section 4.06                             Paydown of Existing B/E Debt.  B/E agrees (a) pending the use of the Cash Proceeds to repay the Existing B/E Indebtedness in accordance with this Section 4.06, to maintain the Cash Proceeds in a separate account, (b) not to commingle the Cash Proceeds with any other assets owned by the B/E Group and (c) to, not later than ten (10) days following the Distribution Date, use all of the Cash Proceeds plus all earnings on any amounts held in such account solely to fund, in part, the repayment or discharge and extinguishment in full (not later than thirty (30) days after the Distribution Date) of the Existing B/E Indebtedness.

ARTICLE V

CERTAIN COVENANTS

Section 5.01                             Non-Solicitation of Employees.  During the period ending on the 18-month anniversary of the Distribution Date, none of the Parties or any member of their respective Groups shall, directly or indirectly, solicit for employment or interfere with or attempt to interfere with any officers, employees, representatives or agents of any member of the other Group, or induce or attempt to induce any of them to leave the employ of the other Group or violate the terms of their contracts, or any employment arrangements, with the other Group; provided, however, that the foregoing will not prohibit (i) any advertising in publication or media of general circulation not directed at such officers, employees, representatives or agents, including trade journals or similar media, or hiring any officer, employee, representative or agent who responds to such advertisement or (ii) the soliciting or hiring of any officers, employees, representatives or agents of any member of the other Group who are offered a position following the termination of employment by the other Group.

Section 5.02                             Auditors and Audits; Annual Financial Statements and Accounting.

(a)                                 KLX shall use its commercially reasonable efforts to cause its auditors to complete its audit for the year ending December 31, 2014, such that the auditor will date its opinion of the audited 2014 annual financial statements on the same date that B/E’s auditors date their opinion on B/E’s audited 2014 annual financial statements, such that B/E is able to meet its timetable for the printing, filing and public dissemination of B/E’s audited 2014 annual financial statements.  In addition, KLX shall use its commercially reasonable efforts to cause its auditors to comply with the processes and procedures required by the B/E Group’s auditors to permit the B/E Group’s auditors to opine on the audited 2014 annual financial statements of B/E.

(b)                                 Each Party shall provide, or provide access to the other Party on a timely basis, all information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its audited 2014 annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K under the Securities Act and, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”).  Such information shall be provided in the form, time and manner reasonably requested by B/E, which shall not be materially different than the form, time and manner required by B/E prior to the Distribution Date pursuant to the B/E Year End Financial Reporting Instructions in effect as of the Distribution Date.  Without limiting the generality of the foregoing, each Party will provide all required financial and other information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the other Party’s auditors (each such other Party’s auditors, collectively, the “Other Party’s Auditors”) with respect to information to be included or contained in such other Party’s audited 2014 annual financial statements and to permit the Other Party’s Auditors and management to complete the Internal Control Audit and Management Assessments, if required.

(c)                                  Each Party shall authorize its respective auditors to make reasonably available to the Other Party’s Auditors both the personnel who performed or are performing the annual audits of such audited Party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s audited 2014 annual financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its audited 2014 annual financial statements.  Each Party shall make reasonably available to the Other Party’s Auditors and management its personnel and Records in a reasonable time prior to the Other Party’s Auditors’ opinion date and other Party’s management’s assessment date so that the Other Party’s Auditors and other Party’s management are able to perform the procedures they reasonably consider necessary to conduct the Internal Control Audit and Management Assessments.

(d)                                 In order to enable the principal executive officer(s) and principal financial officer(s) (as such terms are defined in the rules and regulations of the SEC) of B/E to make any certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, KLX shall, within a reasonable period of time following a request from B/E in anticipation of filing such reports, cause its principal executive officer(s) and principal financial officer(s) to provide B/E with certifications of such officers in support of the certifications of B/E’s principal executive officer(s) and principal financial officer(s) required under Section 302 of the Sarbanes-Oxley Act of 2002 with respect to B/E’s Quarterly Report on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs (unless such quarter is the fourth fiscal quarter), each subsequent fiscal quarter through the third fiscal quarter of the year in which the Distribution Date occurs and B/E’s Annual Report on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs. Such certifications shall be provided in substantially the same form and manner as such KLX officers provided prior to the Distribution (reflecting any changes in certifications necessitated by the the transactions contemplated hereby or any other transactions related thereto) or as otherwise agreed upon between B/E and KLX.

(e)                                  To the extent it relates to a pre-Distribution Date period, (i) each of the Parties shall give the other Party as much prior notice as is reasonably practicable of any changes in, or proposed determination of, its accounting estimates from those in effect as of immediately prior to the Distribution Date or of any other action with regard to its accounting estimates or previously reported financial results which may affect the other Party’s financial results, (ii) each of the Parties will consult with the other and, if requested by the Party contemplating such changes, with the Other Party’s Auditors and (iii) unless required by generally accepted accounting principles or a reasonable interpretation thereof by either Party’s auditors, Law or a Governmental Entity, neither Party shall make such determination or changes which would affect the other Party’s previously reported financial results without prior written consent, which shall not be unreasonably withheld, conditioned or delayed.  Further, each Party will give the other Party prompt notice of any amendments or restatements of accounting statements with respect to pre-Distribution Date periods and will provide the other Party with access as provided in Section 5.02(c) as promptly as possible such that the other Party will be able to satisfy its financial reporting requirements.

(f)                                   In the event either B/E or KLX is the subject of any SEC or other Governmental Entity’s comment, review or investigation (formal or informal) relating to a period prior to the Distribution Date and which in any way relates to the other Party or the other Party’s public filings, such Party shall, to the extent not prohibited by applicable Law and upon the execution by the Parties of a customary confidentiality agreement or other undertaking of confidentiality in respect thereof, provide the other Party with a copy of any comment or notice of such review or investigation and shall, to the extent not prohibited by applicable Law, give the other Party a reasonable opportunity to be involved in responding to such comment, review or investigation, and such other Party shall reasonably cooperate with such Party in connection with responding to such comment, review or investigation.

(g)                                  Any Information exchanged pursuant to this Section 5.02 is subject to Section 8.06.

ARTICLE VI

INTELLECTUAL PROPERTY MATTERS

Section 6.01                             B/E Names and Marks.

(a)                                 KLX hereby acknowledges that all right, title and interest in and to the “B/E” and “B/E Aerospace” names, together with all variations and acronyms thereof and all Trademarks and other identifiers of source or goodwill containing or incorporating any of the foregoing (the “B/E Names and Marks”), are owned exclusively by the B/E Group, and that, except as expressly provided below, any and all right of the KLX Group to use the B/E Names and Marks shall terminate as of the Effective Time and shall immediately revert to the B/E Group, along with any and all goodwill associated therewith.  KLX acknowledges that (i) the KLX Assets shall not include any B/E Names and Marks, and (ii) it has no rights, and is not acquiring any rights, to use the B/E Names and Marks, except as expressly provided herein.

(b)                                 KLX shall, as soon as practicable after the Distribution Date, but in no event later than five (5) Business Days after the expiration of the license provided in Section 6.01(c), cause each member of the KLX Group to file amended certificates of incorporation with the appropriate Governmental Entities changing its corporate name, “doing business as” name, trade name and any other similar corporate identifier (each, a “Corporate Name”) to a Corporate Name that does not contain any B/E Names and Marks and to supply promptly any additional information, documents and materials that may be requested by B/E with respect to such filings.

(c)                                  B/E, on behalf of itself and each other member of the B/E Group, hereby grants to KLX, and KLX hereby accepts, a non-transferable, non-sublicensable, non-exclusive right and license to use the B/E Names and Marks solely in connection with KLX’s continued use of a Corporate Name incorporating any B/E Names and Marks in the operation of the CMS Business in the United States (including the continued provision of any goods and/or services bearing such Corporate Name and the shipment of goods from the United States to customers outside of the United States), until January 5, 2015.  The license granted to KLX pursuant to this Section 6.01(c) shall automatically terminate on January 5, 2015, and, except as expressly provided in this Agreement, any and all rights in the B/E Names and Marks shall immediately revert to the B/E Group, along with any and all goodwill associated therewith.  In exchange for the license granted pursuant to this Section 6.01(c), KLX shall pay to B/E a lump-sum license fee of $20,000, in immediately available funds on January 5, 2015 to an account designated by B/E.

(d)                                 The KLX Group shall, for a period of six (6) months after the Distribution Date, be entitled to use, solely in connection with the operation of the CMS Business as operated immediately prior to the Effective Time, all of their existing stocks of product packaging (“Existing Stock”) containing the B/E Names and Marks, after which six-month period KLX shall cause each member of the KLX Group to remove or obliterate all B/E Names and Marks from such Existing Stock or cease using such Existing Stock. The KLX Group shall, until January 1, 2015, be entitled to use, solely in connection with the operation of the CMS Business as operated immediately prior to the Effective Time, their existing signage containing the B/E Names and Marks, after which date KLX shall cause each member of the KLX Group to remove promptly (and in any event no later than January 15, 2015) all B/E Names and Marks from all such signage or to remove promptly (and in any event no later than January 15, 2015) all such signage entirely.  The KLX Group shall, until January 15, 2015, be entitled to use, solely in connection with the operation of the CMS Business as operated immediately prior to the Effective Time, B/E Names and Marks on the KLX Group’s Internet and intranet websites and web pages (which may be hosted on B/E domains), subject to the use of a disclaimer that accompanies any such B/E Names and Marks clearly denoting that KLX is formerly part of B/E, and after which date all such B/E Names and Marks shall be removed immediately from all such Internet and intranet websites and web pages.

(e)                                  Following the Distribution Date, except as expressly provided in this Agreement, (i) no other right to use the B/E Names and Marks is granted by the B/E Group to KLX or the KLX Group, whether by implication or otherwise, and (ii) nothing hereunder permits KLX or any member of the KLX Group to use the B/E Names and Marks on or in connection with any documents, materials, products or services.  KLX shall ensure that all use of the B/E Names and Marks by the KLX Group as provided in this Section 6.01 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the B/E Names and Marks were used in the CMS Business prior to the Distribution Date.  Any and all goodwill generated by the use of the B/E Names and Marks under this Section 6.01 shall inure solely to the benefit of the B/E Group.  In no event shall KLX or any member of the KLX Group use the B/E Names and Marks in any manner that may damage or tarnish the reputation of the B/E Group, or the goodwill associated with the B/E Names and Marks.

(f)                                   KLX agrees that the B/E Group shall not have any responsibility for claims by third parties arising out of, or relating to, the use by the KLX Group of any B/E Names and Marks after the Distribution Date.  KLX shall indemnify, defend and hold harmless B/E and its Affiliates, and their respective officers, directors, employees, agents, successors and assigns from any and all such claims that may arise out of the use of any B/E Names and Marks by KLX or any member of the KLX Group (i) in accordance with the terms and conditions of this Section 6.01, other than such claims that the B/E Names and Marks infringe the Intellectual Property rights of any third party, or (ii) in violation of or outside the scope permitted by this Section 6.01.  Notwithstanding anything in this Agreement to the contrary, including Section 10.02(f), KLX hereby acknowledges that B/E, in addition to any other remedies available to it for any breach or threatened breach of this Section 6.01, shall be entitled to seek a preliminary injunction, temporary restraining order or other equivalent relief restraining KLX and any member of the KLX Group from any such breach or threatened breach.

(g)                                  Notwithstanding anything in this Agreement to the contrary, and without limiting the rights otherwise granted in this Section 6.01, KLX and the KLX Group shall have the right, at all times after the Distribution Date, to (i) keep records and other historical or archived documents containing or referencing the B/E Names and Marks to the extent relating to the CMS Business, (ii) use the B/E Names and Marks to the extent required by or permitted as a fair use under applicable Law, and (iii) refer to the historical fact that the KLX Group previously conducted the CMS Business under the B/E Names and Marks.

Section 6.02                             KLX Names and Marks.

(a)                                 Following the Distribution Date, except as expressly provided in this Agreement, (i) no right to use the KLX Names and Marks is granted by KLX or the KLX Group to the B/E Group, whether by implication or otherwise, and (ii) nothing hereunder permits the B/E Group to use the KLX Names and Marks on or in connection with any documents, materials, products or services.

(b)                                 Notwithstanding anything in this Agreement to the contrary, the B/E Group shall have the right, at all times after the Distribution Date, to (i) keep records and other historical or archived documents containing or referencing the KLX Names and Marks, (ii) use the KLX Names and Marks to the extent required by or permitted as a fair use under applicable Law and (iii) refer to the historical fact that the members of the B/E Group previously conducted their respective businesses under the KLX Names and Marks.

Section 6.03                             Memorabilia.  As of the Distribution Date, any and all photographs, artwork and similar objects and other physical assets owned by the KLX Group or the B/E Group that relate to the history or historical activities of the CMS Business (“Memorabilia”) shall be deemed to be owned, as between B/E and KLX, by (i) B/E to the extent located on the premises of any member of the B/E Group and (ii) KLX to the extent located on the premises of any member of the KLX Group.  KLX hereby grants the B/E Group from the Distribution Date a worldwide, transferable, perpetual, royalty-free, irrevocable (with right to sub-license), fully paid license to use any Memorabilia in documenting, memorializing and (if desired) use in marketing its history.

ARTICLE VII

INDEMNIFICATION

Section 7.01                             Release of Pre-Distribution Claims.

(a)                                 Except (i) as provided in Section 7.01(b), (ii) as may be otherwise expressly provided in this Agreement or any Ancillary Agreement and (iii) for any matter with respect to which any Party is entitled to indemnification or contribution pursuant to this ARTICLE VII, each Party, on behalf of itself and each other member of its respective Group, its and their respective Affiliates and, to the extent it may legally do so, all Persons who at any time prior to the Effective Time were shareholders (other than the public shareholders of B/E), directors, officers, agents or employees of it or any other member of its Group (in their respective capacities as such), in each case do hereby remise, release and forever discharge the other Party and the other members of such other Party’s Group, their respective Affiliates and all Persons who at any time prior to the Effective Time were shareholders, directors, officers, agents or employees of any member of such other Party or other member of such other Party’s Group (in their respective capacities as such), in each case from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or alleged to have failed to occur or any conditions, in each case existing on or before the Effective Time, including in connection with the transactions contemplated hereby and all other activities to implement the transactions contemplated hereby and under the Ancillary Agreements.

(b)                                 Nothing contained in Section 7.01(a) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any Continuing Arrangements, in each case in accordance with its terms.  Nothing contained in Section 7.01(a) shall release any Person from:

(i)                                     any Liability Assumed, Transferred or allocated to a Party or other member of such Party’s Group pursuant to or contemplated by, or any other Liability of any member of such Group arising under, this Agreement or any Ancillary Agreement;

(ii)                                  any Liability for the sale or receipt of goods or property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iii)                               any Liability (other than the Intercompany Balances settled pursuant to Section 2.03) for unpaid amounts for products or services or refunds owing on products or services due for work done by a member of one Group at the request or on behalf of a member of the other Group;

(iv)                              any Liability provided in or resulting from any other Contract or understanding that is entered into after the Effective Time between a Party (and/or other member of such Party’s Group), on the one hand, and the other Party (and/or other member of such Party’s Group), on the other hand;

(v)                                 any Liability with respect to the Continuing Arrangements;

(vi)                              any Liability provided in or resulting from any Employment Contract;

(vii)                           any Liability that the Parties have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this ARTICLE VII and, if applicable, the appropriate provisions of the Ancillary Agreements;

(viii)                        any Liability relating to any agreements, arrangements, commitments or understandings to which any Person other than the Parties and their respective Affiliates is a party (it being understood that to the extent that the rights and obligations of the Parties and the other members of their respective Groups under any such Contracts constitute KLX Assets or KLX Liabilities or B/E Assets or B/E Liabilities, such Contracts shall be assigned or retained pursuant to ARTICLE II);

(ix)                              any Liability relating to agreements, arrangements, commitments or understandings to which any non-wholly-owned Subsidiary of B/E or KLX, if any, as the case may be, is a party;

(x)                                 where such Person was an employee of a Party or any member of such Party’s Group at any time prior to the Effective Time, any Liability relating to (A) any such employee’s obligations to such Party or member of its Group concerning such Party’s or member of its Group’s Confidential Information and proprietary rights that survive such employee’s termination of employment, or (B) any claim of such Party or member of its respective Group for fraud or based on willful and intentional acts or omissions of any such employee, other than those taken in good faith and in a manner that such employee believed to be in or not opposed to the interests of such Party or relevant member of its Group, in each case proximately causing a financial restatement by such Party or relevant member of its Group; or

(x)                                 any Liability relating to any claims not waivable by such Party or member of its Group under applicable Law.

(c)                                  Neither Party shall permit any member of its Group to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against the other Party or any member of the other Party’s Group, or any other Person released pursuant to Section 7.01(a), with respect to any Liabilities released pursuant to Section 7.01(a).

(d)                                 It is the intent of each Party, pursuant to the provisions of this Section 7.01, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring and all conditions existing on or before the Effective Time, whether known or unknown, between any Party (and/or other member of such Party’s Group), on the one hand, and the other Party (and/or other member of such Party’s Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Effective Time), except as specifically set forth in Section 7.01(a) and Section 7.01(b) and except for the Ancillary Agreements and the Continuing Arrangements.  At any time, at the reasonable written request of the other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

(e)                                  For the avoidance of doubt, neither Party shall have any Liability to the other Party in the event that any information exchanged or provided to the other Party pursuant to this Agreement (but excluding any such information included in a Disclosure Document) which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

Section 7.02                             Indemnification by B/E.  Except as otherwise set forth in any provision of this Agreement or any Ancillary Agreement or Continuing Arrangement, following the Effective Time, B/E shall, and shall cause the other members of the B/E Group to, indemnify, defend and hold harmless the KLX Indemnitees from and against any and all Indemnifiable Losses of the KLX Indemnitees to the extent arising out of, by reason of or otherwise in connection with (i) the B/E Liabilities or alleged B/E Liabilities, (ii) any breach by any member of the B/E Group of any of the Shared Contracts, (iii) with respect to statements or omissions made or occurring after the Effective Time, any misstatement or alleged misstatement of a material fact contained in any document filed with the SEC by any member of the KLX Group pursuant to the Securities Act or the Exchange Act, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only (A) to the extent that those Liabilities are caused by any misstatement or omission or alleged misstatement or omission in any information that is furnished in writing to any member of the KLX Group by any member of the B/E Group after the Effective Time, (B) if such member of the B/E Group has been informed in writing in advance that such information will be used in such filing, and (C) if the information used by a member of the KLX Group in any such filing is not materially different to the information furnished by a member of the B/E Group, or (iv) any breach by B/E or any member of the B/E Group of any provision of this Agreement or any Ancillary Agreement or Continuing Arrangement unless such Ancillary

Agreement or Continuing Arrangement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 7.03                             Indemnification by KLX.  Except as otherwise specifically set forth in any provision of this Agreement or any Ancillary Agreement or Continuing Arrangement, following the Effective Time, KLX shall, and shall cause the other members of the KLX Group to, indemnify, defend and hold harmless the B/E Indemnitees from and against any and all Indemnifiable Losses of the B/E Indemnitees to the extent arising out of, by reason of or otherwise in connection with (i) the KLX Liabilities or any alleged KLX Liabilities, (ii) any breach by any member of the KLX Group of any of the Shared Contracts, (iii) with respect to statements or omissions made or occurring after the Effective Time, any misstatement or alleged misstatement of a material fact contained in any document filed with the SEC by any member of the B/E Group pursuant to the Securities Act or the Exchange Act, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only (A) to the extent that those Liabilities are caused by any misstatement or omission or alleged misstatement or omission in any information that is furnished in writing to any member of the B/E Group by any member of the KLX Group after the Effective Time, (B) if such member of the KLX Group has been informed in writing in advance that such information will be used in such filing, and (C) if the information used by a member of the B/E Group in any such filing is not materially different to the information furnished by a member of the KLX Group, or (iv) any breach by KLX or any member of the KLX Group of any provision of this Agreement or any Ancillary Agreement or Continuing Arrangement unless such Ancillary Agreement or Continuing Arrangement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 7.04                             Procedures for Indemnification.

(a)                                 An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given, or reasonably anticipates could give rise to, a right of indemnification under this Agreement (other than a Third Party Claim which shall be governed by Section 7.04(b)), within 30 days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations, except to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure.

(b)                                 If an Action is made against a B/E Indemnitee or a KLX Indemnitee (each, an “Indemnitee”) by any Person who is not a Party or otherwise a member of a Group of a Party (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the other Party which is or may be required pursuant to this ARTICLE VII or pursuant to any Ancillary Agreement or Continuing Arrangement to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within 30 days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly after the Indemnitee’s receipt thereof (and in any event within fifteen (15) Business Days), copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(c)                                  Unless there is a reasonable probability that a Third Party Claim may materially and adversely affect the applicable Indemnitee, its Subsidiaries or Affiliates, other than as a result of money damages or other money payments, an Indemnifying Party shall be entitled (but shall not be required) to assume and control the defense of any such Third Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel that is reasonably acceptable to the applicable Indemnitees, if it gives notice of its intention to do so to the applicable Indemnitees within 30 days of the receipt of notice of the Third Party Claim from such Indemnitees.  After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information and materials in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party.

(d)                                 If an Indemnifying Party cannot pursuant to Section 7.04(c) or elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 7.04(c), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party.  If the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the Indemnifying Party’s expense, all witnesses, pertinent Information and materials in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.

(e)                                  If the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party.

(f)                                   In the case of a Third Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee; provided, however, that consent from the Indemnitee shall not be required if such settlement contains a full and unconditional release of the Indemnitee and does not permit any injunction, declaratory judgment, other order or other non-monetary relief (including, for the avoidance of doubt, debarment) to be entered, directly or indirectly, against any Indemnitee.

(g)                                  Except as may otherwise be specifically provided for in the Ancillary Agreements and except as set forth in Section 10.02(d) or Section 10.02(f) hereof, the indemnification provisions of this ARTICLE VII shall be the sole and exclusive remedy of the Parties for any failure by the other Party to perform and comply with any covenants and agreements in this Agreement and any other dispute, controversy or claim (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with, this Agreement or any Ancillary Agreement or Continuing Arrangement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the Effective Time), between or among any member of the B/E Group, on the one hand, and any member of the KLX Group, on the other hand.

Section 7.05                             Cooperation in Defense and Settlement.  B/E and KLX agree that, from and after the Effective Time, if an Action is commenced by a third party with respect to which one or both Parties (or any other member of either Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement or Continuing Arrangement, then the other Party shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action.

Section 7.06                             Indemnification Obligations Net of Insurance Proceeds.

(a)                                 Any Indemnifiable Loss subject to indemnification or contribution pursuant to this ARTICLE VII will be calculated net of Insurance Proceeds received by the Indemnitee that actually reduce the amount of the Indemnifiable Loss.  If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b)                                 Any insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification and contributions provisions hereof, have any subrogation rights with respect thereto.  The Indemnitee shall use commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnitee is entitled in connection with any Indemnifiable Loss for which the Indemnitee seeks contribution or indemnification pursuant to this ARTICLE VII (it being understood that the obligation to use commercially reasonable efforts to collect or recover any third-party Insurance Proceeds shall not require the Indemnitee to commence any litigation proceedings against any such third party); provided, however, that the Indemnitee’s inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c)                                  All Indemnity Payments under this Agreement shall be (i) increased to take account of any net Tax cost actually incurred by the Indemnitee arising from the receipt of Indemnity Payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit actually realized by the Indemnitee arising from the incurrence or payment of any Indemnifiable Loss.  In computing the amount of any such Tax cost or Tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any Indemnity Payment hereunder or the incurrence or payment of any Indemnifiable Loss.  For purposes of this Agreement, an Indemnitee shall be deemed to have “actually incurred” or “actually realized” a net Tax cost or a net Tax benefit, respectively, to the extent that, and at such time as, the amount of Taxes payable (including Taxes payable on an estimated basis) by such Indemnitee is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnitee would be required to pay but for the receipt or accrual of the Indemnity Payment or the incurrence or payment of such amount indemnified against as the case may be.  The Parties shall make any adjusting payment between each other as is required under this Section 7.06(c) within ten (10) days of the date an Indemnitee is deemed to have actually realized or actually incurred each net Tax benefit or net Tax cost, respectively.  The amount of any increase or reduction hereunder shall be adjusted to reflect any Final Determination with respect to the Indemnitee’s liability for Taxes and any payments necessary to reflect such adjustment shall be made within ten (10) days of such determination.

Section 7.07                             Characterization of Payments.  In each case to the extent permissible under applicable Tax Law, except for any interest for any period beginning after the Distribution Date, any amount payable by KLX to or for the benefit of a member of the B/E Group or by B/E to or for the benefit of a member of the KLX Group under this ARTICLE VII shall be treated for Tax purposes as a distribution or capital contribution, respectively, between KLX and B/E occurring immediately prior to the Distribution, and other payments made pursuant to this Agreement shall be treated as occurring immediately before the Distribution.  Following the filing by a Party of a Tax Return consistent with such treatment, such Party shall not take any position inconsistent with such treatment before any taxing authority, except to the extent that a Final Determination by any taxing authority with respect to any Party causes any such payment to be treated otherwise.

Section 7.08                             Additional Matters; Survival of Indemnities.

(a)                                 The indemnity and contribution agreements contained in this ARTICLE VII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee and (ii) any knowledge prior to the date hereof by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification or contribution hereunder.

(b)                                 The rights and obligations of each Party and their respective Indemnitees under this ARTICLE VII shall survive the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities.

Section 7.09                             Tax Indemnity Matters.  Notwithstanding anything in this ARTICLE VII to the contrary, the rights and obligations of the Parties with respect to the indemnification for any and all Tax matters shall be solely governed by the Tax Sharing Agreement and shall not be subject to the provisions of this ARTICLE VII.

ARTICLE VIII

ACCESS TO RECORDS; ACCESS TO INFORMATION; LEGAL AND OTHER MATTERS

Section 8.01                             Provision of Corporate Records.  Other than in circumstances in which indemnification is or may be sought pursuant to ARTICLE VII (in which event the provisions of such Article will govern), and subject to appropriate restrictions for privileged or Confidential Information:

(a)                                 After the Distribution Date until the earlier of (i) the seventh anniversary of the Distribution Date or (ii) the date on which B/E is entitled to destroy Information related to the period prior to the Distribution Date pursuant to its record retention policies, upon the prior written request by KLX for specific and identified Information which relates to (A) KLX (or other member of its Group) or the conduct of the CMS Business prior to the Distribution Date, or (B) any Ancillary Agreement or Continuing Arrangement to which B/E and KLX (or any other member of their respective Groups) are parties, B/E shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such documents (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of B/E or any of its Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of the requesting Party.

(b)                                 After the Distribution Date until the earlier of (i) the seventh anniversary of the Distribution Date or (ii) the date on which KLX is entitled to destroy Information related to the period prior to the Distribution Date pursuant to its record retention policies, upon the prior written request by B/E for specific and identified Information which relates to (A) B/E (or other member of its Group) or the conduct of the Manufacturing Business, prior to the Distribution Date, or (B) any Ancillary Agreement or Continuing Arrangement to which KLX and B/E (or other member of their respective Groups) are parties, as applicable, KLX shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such documents (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of KLX or any of its Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of the requesting Party.

Section 8.02                             Access to Information.  Other than in circumstances in which indemnification is sought pursuant to ARTICLE VII (in which event the provisions of such Article will govern), from the Distribution Date and for so long as any access is required, each of B/E and KLX shall afford to the other and its authorized accountants, counsel and other designated Representatives reasonable access during normal business hours, upon reasonable advance notice, subject to appropriate restrictions for privileged or Confidential Information and to preserve the completeness and integrity of the Information, to the personnel, properties, and Information of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party and relates to (i) such other Party or the conduct of its business prior to the Effective Time or (ii) any Ancillary Agreement or Continuing Arrangement.  Nothing in this Section 8.02 shall require any Party to violate any agreement with any third party regarding the confidentiality of Information relating to that third party or its business; provided, however, that in the event that a Party is required to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s consent to the disclosure of such Information.

Section 8.03                             Disposition of Information.

(a)                                 Each Party acknowledges that Information in its or in another member of its Group’s possession, custody or control as of the Effective Time may include Information owned by the other Party or a member of such Party’s Group and not related to (i) its Group or its business or (ii) any Ancillary Agreement or Continuing Arrangement to which it or any member of its Group is a party.

(b)                                 Notwithstanding such possession, custody or control, such Information shall remain the property of such other Party or other member of such other Party’s Group.  Each Party agrees (i) that any such Information is to be treated as Confidential Information of the Party to which it relates and handled in accordance with Section 8.06 (except that such Information will not be used for any purpose other than a purpose permitted under this Agreement, any Ancillary Agreement or any Continuing Arrangement) and (ii) following a reasonable request from the other Party, subject to applicable Law, to use commercially reasonable efforts within a reasonable time to (1) purge such Information from its databases, files and other systems and not retain any copy of such Information (including, if applicable, by transferring such Information to the Party to which such Information belongs), or (2) if such purging is not practicable, to encrypt or otherwise make unreadable or inaccessible such Information.

Section 8.04                             Witness Services.  At all times from and after the Distribution Date, each of B/E and KLX shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and any other member of its Group’s officers, directors, employees and agents as witnesses to the extent that (i) such persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for Actions between members of each Group) and (ii) there is no conflict of interest in the underlying Action between the requesting Party and B/E and KLX, as applicable; provided, however, that the existence of a claim for indemnification under ARTICLE VII shall not in and of itself be deemed a conflict of interest.  A Party providing a witness to the other Party under this Section 8.04 shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts, relating to disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly payable under applicable Law.

Section 8.05                             Reimbursement; Other Matters.  Except to the extent otherwise provided by this Agreement, any Ancillary Agreement or any Continuing Arrangement, a Party providing Information or access to Information to the other Party under this ARTICLE VIII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such Information or access to such Information.

Section 8.06                             Confidentiality.  Notwithstanding any termination of this Agreement, the Parties shall hold, and shall cause each of the other members of their respective Groups to hold, and shall each cause their respective Representatives (including those of each other member of their respective Groups) to hold, in strict confidence, and not to disclose or release or use, without the prior written consent of the other Party, any and all Confidential Information concerning the other Party (or any other member of such Party’s Group) or its respective business; provided, however, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information and are informed of their obligation to hold such Information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any other member of their respective Groups are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one Party against the other Party, or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, Tax Returns or other required disclosures.  Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party shall, to the extent not prohibited by applicable Law, promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties will reasonably cooperate in obtaining, at the sole cost of the Party seeking such order or other remedy.  In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other Party to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall use commercially reasonable efforts, at the sole cost and expense of the Party whose Confidential Information is required to be disclosed, to ensure that confidential treatment is accorded such Information.  Notwithstanding anything in this Agreement to the contrary, including Section 10.02(f), each Party hereby acknowledges that the other Party, in addition to any other remedies available to it for any breach or threatened breach of this Section 8.06, shall be entitled to seek a preliminary injunction, temporary restraining order or other equivalent relief restraining such Party and any member of such Party’s Group from any such breach or threatened breach.

Section 8.07                             Privileged Matters.

(a)                                 The Parties recognize that certain legal and other professional services (both internal and external) have been and will be provided prior to and after the Distribution Date and have been and will be rendered for the collective benefit of each of the members of the B/E Group and the KLX Group, and that each of the members of the B/E Group and the KLX Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law; provided, however, that with respect to such services the Parties agree as follows:

(i)                                     the Parties shall not be entitled to assert privilege with respect to such legal and other professional services provided prior to the Distribution Date against the other Party or any other member of the other Party’s Group;

(ii)                                  B/E shall be entitled, on behalf of itself or any member of the B/E Group, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information to the extent relating to the Manufacturing Business, whether or not the privileged information is in the possession of or under the control of B/E or KLX.  B/E shall also be entitled, on behalf of itself or any other member of the B/E Group, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting B/E Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by any member of the B/E Group, whether or not the privileged information is in the possession of or under the control of B/E or KLX;

(iii)                               KLX shall be entitled, on behalf of itself or any other member of the KLX Group, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information to the extent relating to the CMS Business, whether or not the privileged information is in the possession of or under the control of B/E or KLX.  KLX shall also be entitled, on behalf of itself or any other member of the KLX Group, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting KLX Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by any member of the KLX Group, whether or not the privileged information is in the possession of or under the control of B/E or KLX; and

(iv)                              the Parties shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 8.07, with respect to all privileges not allocated pursuant to the terms of Section 8.07(a)(ii) and 8.07(a)(iii).  All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve members of both the B/E Group and the KLX Group in respect of which such Parties retain any responsibility or Liability under this Agreement, shall be subject to a shared privilege among them.

(b)                                 No Party may waive any privilege which could be asserted under any applicable Law, and in which the other Party has a shared privilege, without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed, or as provided in Section 8.07(c) or Section 8.07(d) below.

(c)                                  In the event of any litigation or dispute between the Parties, or any other members of their respective Groups, either Party may waive a privilege in which the other Party or member of such Group has a shared privilege, without obtaining the consent of the other Party; provided that such waiver of a shared privilege shall be effective only as to the use of Information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Group’s, and shall not operate as a waiver of the shared privilege with respect to third parties.

(d)                                 If a dispute arises between the Parties, or any other member of their respective Groups, regarding whether a privilege should be waived to protect or advance the interest of either Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold, condition or delay consent to any request for waiver by the other Party.  Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(e)                                  Upon receipt by any Party or by any other member of a Party’s Group of any subpoena, discovery, court order or other request which arguably calls for the production or disclosure of Information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any other member of its Group’s current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged Information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the Information and to assert any rights it or they may have under this Section 8.07 or otherwise to prevent the production or disclosure of such privileged Information.

Section 8.08                             Ownership of Information.

(a)                                 Any Information owned by one Party or any other member of such Party’s Group that is provided to a requesting Party pursuant to this ARTICLE VIII shall be deemed to remain the property of the providing Party.  Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

(b)                                 Any Information provided by or on behalf of or made available by or on behalf of the other Party pursuant to this ARTICLE VIII shall be on an “as is”, “where is” basis and no Party is making any representation or warranty with respect to such Information or the accuracy or completeness thereof.

Section 8.09                             Other Agreements.  Except as otherwise provided in Section 8.06, the provisions of Sections 8.01 through 8.08 and Section 8.10 shall not apply with respect to Information, Records, Actions and other matters relating to Tax matters, all of which shall be governed by the Tax Sharing Agreement.

Section 8.10                             Control of Legal Matters.

(a)                                             General.  (i) On or prior to the Distribution Date, B/E shall assume (or, as applicable, retain), or cause the applicable member of the B/E Group to assume (or, as applicable, retain) control of each of the B/E Litigation Matters, and B/E shall use its commercially reasonable efforts to have a member of the B/E Group substituted for any member of the KLX Group to the extent it is named as a defendant in any such B/E Litigation Matters; provided, however, that no member of the B/E Group shall be required to make any such effort if the removal of any member of the KLX Group would, in the reasonable judgment of B/E, jeopardize insurance coverage or rights to indemnification from third parties applicable to such

B/E Litigation Matters or otherwise cause B/E to Assume a Liability at the parent level that was originally a Liability of another member of the B/E Group.

(ii)                                  On or prior to the Distribution Date, KLX shall assume (or, as applicable, retain), or cause the applicable member of the KLX Group to assume (or, as applicable, retain) control of each of the KLX Litigation Matters, and KLX shall use its commercially reasonable efforts to have a member of the KLX Group substituted for any member of the B/E Group to the extent it is named as a defendant in any such KLX Litigation Matters; provided, however, that no member of the KLX Group shall be required to make any such effort if the removal of any member of the B/E Group would, in the reasonable judgment of KLX, jeopardize insurance coverage or rights to indemnification from third parties applicable to such KLX Litigation Matters or otherwise cause KLX to Assume a Liability at the parent level that was originally a Liability of another member of the KLX Group.

(b)                                             Actions Commenced After the Distribution Date.  Except as provided in Section 8.10(a), after the Distribution Date, the Parties agree that with respect to all Actions commenced against any member of the B/E Group, any member of the KLX Group or members of both Groups relating to events that take place before, on or after the Distribution Date, such Actions shall be controlled by:

(i)                                     a member of the B/E Group, if such Action relates solely to the B/E Assets, B/E Liabilities or Manufacturing Business (as the Manufacturing Business is conducted after the Distribution Date) (a “Future B/E Litigation Matter”), and B/E shall use its commercially reasonable efforts to have a member of the B/E Group substituted for any member of the KLX Group to the extent it may be named as a defendant in such Future B/E Litigation Matter; provided, however, that no member of the B/E Group shall be required to make any such effort if the removal of any member of the KLX Group would, in the reasonable judgment of B/E, jeopardize insurance coverage or rights to indemnification from third parties applicable to such Future B/E Litigation Matter;

(ii)                                  a member of the KLX Group, if such Action relates solely to the KLX Assets, KLX Liabilities or CMS Business (as the CMS Business is conducted after the Distribution Date) (a “Future KLX Litigation Matter”), and KLX shall use its commercially reasonable efforts to have a member of the KLX Group substituted for any member of the B/E Group to the extent it may be named as a defendant in such Future KLX Litigation Matter; provided, however, that no member of the KLX Group shall be required to make any such effort if the removal of any member of the B/E Group would, in the reasonable judgment of KLX, jeopardize insurance coverage or rights to indemnification from third parties applicable to such Future KLX Litigation Matter; and

(iii)                               except as provided in Section 8.10(b)(i) or Section 8.10(b)(ii), or as may be otherwise agreed by KLX and B/E, a member of each of the KLX Group and the B/E Group jointly if (A) members of both Groups jointly operate or operated at the relevant time the business to which such Action relates or such Action relates to both the B/E Assets, B/E Liabilities or Manufacturing Business and the KLX Assets, KLX Liabilities or CMS Business, (B) an Action arises from or relates to any Disclosure Document or any other document filed with any Governmental Entity (including the SEC) at or prior to the Distribution Date by B/E or KLX in connection with the Distribution, (C) an Action is brought by or on behalf of the current or former shareholders of B/E or KLX and relates to any filing by B/E or KLX with the SEC other than those described in clause (B), or (D) an Action is brought by any Person against B/E or KLX with respect to the Distribution (the matters in clauses (A) through (D) being “Future Joint Litigation Matters”); provided, however, that no member of either Group may settle a Future Joint Litigation Matter without the prior written consent of the members of the other Group named or involved in such Future Joint Litigation Matter, which consent shall not be unreasonably withheld, conditioned or delayed; provided further that either Party may settle a Future Joint Litigation matter if such settlement is for money only and provides a full release from any Liability under such Future Joint Litigation Matter for the other Party and, as applicable, the members of the other Party’s Group (including any Liability for any payment of any kind in connection with such settlement).

(c)                                              Claims Against Third Parties.  Actions by any member of either Group against third parties, and any proceeds or other benefits that may be received as a result of such Actions and any Liabilities arising out of or resulting from such Actions, that are (i) listed in Schedule 8.10(c)(i) or that relate to the Manufacturing Business and not to the CMS Business shall be the property of the applicable member of the B/E Group (“B/E Claims”), (ii) listed in Schedule 8.10(c)(ii) or that relate to the CMS Business and not to the Manufacturing Business shall be the property of the applicable member of the KLX Group (“KLX Claims”), and (iii) listed in Schedule 8.10(c)(iii) or that relate to both the Manufacturing Business and the CMS Business shall be the property of, and shall be shared by, B/E and KLX in proportion to their respective interests (“Joint B/E and KLX Claims”).

(d)                                 Retention of Counsel.  The Parties agree that attorneys who have worked for any member of the B/E Group prior to the Distribution Date are not conflicted from representing any members of the KLX Group subsequent to the Distribution Date, except to the extent such representation on any specific matter will be adverse (whether actually or potentially) to a member of the B/E Group.

(e)                                 Notice to Third Parties; Service of Process; Cooperation.

(i)                                     To the extent necessary to effectuate the provisions in this Agreement, each Party shall, and shall cause the other members of their respective Groups to, promptly notify their respective agents for service of process and all other necessary parties, including plaintiffs and courts, and shall provide instructions for proper service of legal process and other documents.

(ii)                                  Each Party shall, and shall cause the other members of their respective Groups to, attempt in good faith to not accept service on behalf of any member of the other Party’s Group, and shall, and shall cause the other members of their respective Groups to, use their commercially reasonable efforts to deliver to each other any legal process or other documents incorrectly delivered to them or their agents as soon as possible following receipt.

(f)                                   Indemnity.  Nothing in this Section 8.10 shall affect in any way the indemnification provisions in ARTICLE VII or the allocation of Liabilities between the Parties under this Agreement.

ARTICLE IX

INSURANCE

Section 9.01                             Insurance.

(a)                                 Until and including the Distribution Date, B/E shall (i) cause the members of the KLX Group and their respective employees, officers and directors to continue to be covered as insured parties under B/E’s policies of insurance in a manner which is no less favorable than the coverage provided for the B/E Group and (ii) permit the members of the KLX Group and their respective employees, officers and directors to submit claims arising from or relating to facts, circumstances, events or matters that occurred on or prior to the Distribution Date to the extent permitted under such policies.  With respect to policies currently procured by KLX for the sole benefit of the KLX Group, KLX shall continue to maintain such insurance coverage through the Distribution Date in a manner no less favorable than currently provided. Without limiting any of the rights or obligations of the parties pursuant to Section 9.01(b), B/E and KLX acknowledge that, as of immediately after the Distribution Date, B/E intends to take such action as it may deem necessary or desirable to remove the members of the KLX Group and their respective employees, officers and directors as insured parties under any policy of insurance issued to any member of the B/E Group by any insurance carrier.  The KLX Group will not be entitled following the Distribution Date, absent mutual written agreement otherwise, to make any claims for insurance thereunder to the extent such claims are based upon facts, circumstances, events or matters occurring after the Distribution Date or to the extent any claims are made pursuant to any B/E “claims-made” policies after the Distribution Date.  No member of the B/E Group shall be deemed to have made any representation or warranty as to the availability of any coverage under any such insurance policy.  Notwithstanding the foregoing, B/E shall, and shall cause the other members of the B/E Group to, use commercially reasonable efforts to take such actions as are necessary to cause all insurance policies of the B/E Group that immediately prior to the Effective Time provide coverage to or with respect to the members of the KLX Group and their respective employees, officers and directors to continue to provide such coverage with respect to acts, omissions or events occurring prior to the Effective Time or claims made prior to the Effective Time in accordance with their terms as if the Distribution had not occurred and B/E shall provide, and shall cause other members of the B/E Group to provide, such cooperation as is reasonably requested by KLX in order for KLX to have in effect after the Distribution Date such new “claims-made” policies as KLX deems appropriate with respect to claims made after the Distribution Date.  Notwithstanding the foregoing, in no event shall B/E be required, at its own expense or with any detriment to B/E, to extend or maintain coverage under “claims-made” policies with respect to any claims first made against a member of the KLX Group or first reported to the insurer after the Distribution Date.

(b)                                 After the Distribution Date, the members of the KLX Group shall have the right to participate with B/E to resolve Pre-Separation Insurance Claims under the applicable B/E insurance policies up to the full extent of the applicable and available limits of Liability of such policy.  B/E or KLX, as the case may be, shall have primary control over those Pre-Separation Insurance Claims for which the B/E Group or the KLX Group, respectively, bears the underlying loss, subject to the terms and conditions of the relevant policy of insurance governing such control.  If a member of the KLX Group is unable to assert a Pre-Separation Insurance Claim because it is no longer an “insured” under a B/E insurance policy, then B/E shall assert such claim in its own name and deliver the Insurance Proceeds to KLX.  Any Insurance Proceeds received by any member of the B/E Group for members of the KLX Group shall be for the benefit of the KLX Group.  Any Insurance Proceeds received for the benefit of both the B/E Group and the KLX Group shall be distributed pro rata based on the respective share of the underlying loss.

(c)                                  With respect to Pre-Separation Insurance Claims, whether or not known or reported on or prior to the Distribution Date, KLX shall, or shall cause the applicable member of the KLX Group to, report as soon as practicable such claims arising from the CMS Business to B/E, following which B/E shall report as soon as practicable such claims reported by such member of the KLX Group to the applicable insurer(s), and KLX shall, or shall cause the applicable member of KLX Group to, individually, and not jointly, assume and be responsible for the reimbursement Liability (i.e., deductible or retention) related to its portion of the Liability and/or any retrospective premium charges associated with the workers compensation, automobile and general liability claims so submitted by it to the extent such amounts payable by B/E after the Distribution Date are greater than they otherwise would have been if such amounts had been based on the most recent actuarial projections established for such claims immediately prior to the Distribution, unless otherwise agreed in writing by B/E.  B/E shall, and shall cause each member of the B/E Group to, reasonably cooperate and assist the applicable member of the KLX Group with respect to such claims and shall arrange for the applicable member of the KLX Group to post any such collateral in respect of the reimbursement obligations as may reasonably be requested by the insurers.  In addition, B/E shall, if requested, provide information to KLX on claims history including quarterly loss reports and annual actuarial claims reports for the previous five policy terms.  B/E agrees that Pre-Separation Insurance Claims of members of the KLX Group shall receive the same priority as Pre-Separation Insurance Claims of members of the B/E Group and be treated equitably in all respects, including in connection with deductibles, retentions, coinsurance and retrospective premium charges.

(d)                                 B/E shall not be liable to KLX for claims, or portions of claims, not reimbursed by insurers under any policy for any reason, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of any insurance carrier(s), policy limitations or restrictions (including exhaustion of limits), any coverage disputes, any failure to timely file a claim by any member of the B/E Group or any member of the KLX Group or any defect in such claim or its processing.  In the event that insurable claims of both B/E and KLX (or the members of their respective Groups) exist relating to the same occurrence, the Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense and shall not settle or compromise any such claim without the consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed, subject to the terms and conditions of the applicable insurance policy).  Nothing in this Section 9.01 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of Law or otherwise.

ARTICLE X

DISPUTE RESOLUTION

Section 10.01                      Disputes.  Except as otherwise specifically provided in any Ancillary Agreement or Continuing Arrangement (the terms of which, to the extent so provided therein, shall govern the resolution of disputes, controversies or claims that are the subject of such Ancillary Agreement or Continuing Arrangement), the procedures for discussion, negotiation and arbitration set forth in this ARTICLE X shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with, this Agreement or any Ancillary Agreement or Continuing Arrangement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the Effective Time), between or among any member of the B/E Group, on the one hand, and any member of the KLX Group, on the other hand (collectively, “Agreement Disputes”).

Section 10.02                      Dispute Resolution.

(a)                                 B/E and KLX will use their respective commercially reasonable efforts to resolve expeditiously any Agreement Dispute on a mutually acceptable negotiated basis.  In furtherance of the foregoing, any member of the KLX Group or the B/E Group involved in an Agreement Dispute may deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving senior-level management representatives of B/E and KLX (or, if B/E and KLX agree, of the appropriate strategic business unit or division within each such entity).  A copy of any such Escalation Notice shall be given to the General Counsel of each of B/E and KLX (which copy shall state that it is an Escalation Notice pursuant to this Section 10.02).  Any agenda, location or procedures for such discussions or negotiations between B/E and KLX may be established by B/E and KLX from time to time; provided, however, that the representatives of B/E and KLX shall use their commercially reasonable efforts to meet within 30 days of the Escalation Notice.

(b)                                 If the senior level management representatives of B/E and KLX are not able to resolve the Agreement Dispute within 30 days after the date of receipt of the Escalation Notice (or such shorter time as is necessary to avoid immediate irreparable injury), then the Agreement Dispute shall be submitted to the General Counsel of B/E and the President and Chief Operating Officer of KLX.

(c)                                  If B/E and KLX are not able to resolve the Agreement Dispute through the processes set forth in Section 10.02(a) and Section 10.02(b) within 60 days after the date of the Escalation Notice, such Agreement Dispute shall be determined, at the request of either B/E or KLX, by arbitration, which shall be conducted (i) by three arbitrators, consisting of one arbitrator appointed by B/E, one arbitrator appointed by KLX and a third arbitrator appointed by the two arbitrators appointed by B/E and KLX or, if the arbitrators appointed by B/E and KLX cannot agree on a third arbitrator, the third arbitrator shall be appointed by the President of the American Arbitration Association, and (ii) in accordance with the Commercial Rules of the American Arbitration Association (except with respect to the selection of arbitrators) in effect at the time of filing of the demand for arbitration.

(d)                                 The decision of the arbitrators (which, notwithstanding any other provision of this Agreement to the contrary, may include an order to specifically perform any provision of this Agreement) shall be final and binding upon the Parties, and the expense of the arbitration (including the award of attorneys’ fees to the prevailing party) shall be paid as the arbitrators determine.  The decision of the arbitrators shall be executory, and judgment thereon may be entered by any court of competent jurisdiction.  The seat of the arbitration shall be Palm Beach County, Florida.

(e)                                  The existence of, and any discussions, negotiations, arbitrations or other proceedings relating to, any Agreement Dispute shall be considered by each Party as Confidential Information until such time as a judgment thereon is entered in a court of competent jurisdiction.

(f)                                   Notwithstanding anything contained in this Agreement to the contrary, other than as set forth in Section 6.01(f) or Section 8.06, no member of the KLX Group and no member of the B/E Group shall have the right to institute judicial proceedings against the other Party or any Person acting by, through or under such other Party, in order to enforce the instituting Party’s rights hereunder, except that any such member shall be permitted to seek an injunction in aid of arbitration with respect to an Agreement Dispute to preserve the status quo during the pendency of any arbitration proceeding pursuant to Section 10.02(c).  All judicial proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware.

Section 10.03                      Continuity of Service and Performance.  Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this ARTICLE X with respect to all matters not subject to such Agreement Dispute.

ARTICLE XI

TERMINATION

Section 11.01                      Termination.  This Agreement may be terminated and the Distribution may be abandoned at any time prior to the Distribution Date by and in the sole discretion of B/E.

Section 11.02                      Effect of Termination.  In the event of termination of this Agreement in accordance with Section 11.01, this Agreement shall forthwith become void and there shall be no Liability on the part of either Party.

Section 11.03                      Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Parties or (b) by a waiver in accordance with Section 11.04.

Section 11.04                      Waiver.  Either Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other Party and (b) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of either Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

ARTICLE XII

MISCELLANEOUS

Section 12.01                      Limitation of Liability.  IN NO EVENT SHALL ANY MEMBER OF THE B/E GROUP OR THE KLX GROUP BE LIABLE TO ANY MEMBER OF THE KLX GROUP OR THE B/E GROUP, RESPECTIVELY, FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES TO THIRD PARTIES AS SET FORTH IN ARTICLE VII.

Section 12.02                      Expenses.  Notwithstanding anything in this Agreement or in any Ancillary Agreement to the contrary, all KLX Transaction Costs shall be borne by KLX and all Transaction Costs shall be borne by B/E.

Section 12.03                      Certain Business Matters.

(a)                                 B/E represents that, as of the date hereof, B/E management does not currently intend for the B/E Group to re-enter the business of the distribution of aerospace fasteners and consumables and the provision of logistics and technical services, in each case to the airline, aerospace and energy services industries.

(b)                                 Notwithstanding Section 12.03(a), following the Distribution Date and except as otherwise set forth in any Ancillary Agreement or Continuing Arrangement, either Party may (i) engage in the same or similar activities or lines of business as the other Party is or in the future may be engaged and/or (ii) do business, or refrain from doing business, with any potential or actual supplier or customer of the other Party.

Section 12.04                      Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile (with confirmation of delivery) or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.04):

(a)	if to B/E:

1400 Corporate Center Way
Wellington, FL 33414
Facsimile: (561) 791-3966
Attention: General Counsel

with copies to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022-6069
Facsimile: (212) 848-7179
Attention: Creighton O’M. Condon, Esq.
Robert M. Katz, Esq.

(b)	if to KLX:

1300 Corporate Center Way
Wellington, FL 33414
Facsimile: [•]
Attention: General Counsel

with copies to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022-6069
Facsimile: (212) 848-7179
Attention: Creighton O’M. Condon, Esq.
Robert M. Katz, Esq.

Section 12.05                      Public Announcements.  Following the Effective Time, neither Party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party unless otherwise required by Law or applicable stock exchange regulation, and the Parties to this Agreement shall cooperate as to the timing and contents of any such press release or public announcement.

Section 12.06                      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 12.07                      Entire Agreement.  This Agreement, the Ancillary Agreements and the Continuing Arrangements constitute the entire agreement of the Parties and their Affiliates with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

Section 12.08                      Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.  Notwithstanding the foregoing, either Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s Assets, or (b) the sale of all or substantially all of such Party’s Assets; provided, however, that such assignment shall be effective only if, and as of the time when, the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party.  No assignment permitted by this Section 12.08 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 12.09                      Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied (including the provisions of ARTICLE VII relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.10                      Currency.  Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein means United States dollars, and all payments hereunder shall be made in United States dollars unless otherwise mutually agreed upon by the Parties.

Section 12.11                      Tax Matters.  Notwithstanding anything in this Agreement to the contrary, except for those tax matters specifically addressed herein, the Tax Sharing Agreement will be the exclusive agreement among the Parties with respect to all Tax matters, including indemnification in respect of Tax matters.

Section 12.12                      Employee Matters.  Except as otherwise provided herein and not inconsistent with the Employee Matters Agreement, this Agreement shall not govern any employee matters, which shall be exclusively governed by the Employee Matters Agreement.

Section 12.13                      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 12.14                      Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.14.

Section 12.15                      Survival of Covenants.  Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants and agreements contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein or therein, shall survive the Distribution and shall remain in full force and effect.

Section 12.16                      Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission or portable document format (“.pdf”)) in counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

B/E AEROSPACE, INC.

By
Name:
Title:

KLX INC.

By
Name:
Title:

[Signature Page to Separation and Distribution Agreement]